Exhibit (19)

Third Quarter 2006
Management’s Discussion and Analysis
Quarterly Financial Supplement
Nine Months Ended September 30, 2006

WACHOVIA CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
NINE MONTHS ENDED SEPTEMBER 30, 2006
TABLE OF CONTENTS

FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
			Increase			Increase
(Dollars in millions, except per share data)	2006	2005	(Decrease)	2006	2005	(Decrease)

EARNINGS SUMMARY
Net interest income (GAAP)	$3,541	3,387	5%	$10,672	10,158	5%
Tax-equivalent adjustment	37	53	(30)	120	167	(28)

Net interest income (Tax-equivalent)	3,578	3,440	4	10,792	10,325	5
Fee and other income	3,465	3,258	6	10,565	9,230	14

Total revenue (Tax-equivalent)	7,043	6,698	5	21,357	19,555	9
Provision for credit losses	108	82	32	228	168	36
Other noninterest expense	3,915	3,820	2	12,133	11,107	9
Merger-related and restructuring expenses	38	83	(54)	130	234	(44)
Other intangible amortization	92	101	(9)	282	323	(13)

Total noninterest expense	4,045	4,004	1	12,545	11,664	8
Minority interest in income of consolidated subsidiaries	104	104	—	289	239	21

Income before income taxes (Tax-equivalent)	2,786	2,508	11	8,295	7,484	11
Tax-equivalent adjustment	37	53	(30)	120	167	(28)
Income taxes	872	790	10	2,685	2,381	13

Net income	$1,877	1,665	13%	$5,490	4,936	11%

Diluted earnings per common share	$1.17	1.06	10%	$3.43	3.10	11%
Return on average common stockholders’ equity	14.85%	13.95	—	14.96%	13.97	—
Return on average assets	1.34%	1.29	—	1.36%	1.31	—

ASSET QUALITY
Allowance for loan losses as % of loans, net	1.03%	1.13	—	1.03%	1.13	—
Allowance for loan losses as % of nonperforming assets	396	303	—	396	303	—
Allowance for credit losses as % of loans, net	1.09	1.20	—	1.09	1.20	—
Net charge-offs as % of average loans, net	0.33	0.27	—	0.11	0.09	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.26%	0.37	—	0.26%	0.37	—

CAPITAL ADEQUACY
Tier I capital ratio	7.74%	7.42	—	7.74%	7.42	—
Total capital ratio	11.47	10.79	—	11.47	10.79	—
Leverage ratio	6.60%	5.96	—	6.60%	5.96	—

OTHER FINANCIAL DATA
Net interest margin	3.03%	3.18	—	3.13%	3.24	—
Fee and other income as % of total revenue	49.20	48.63	—	49.47	47.20	—
Effective income tax rate	31.71%	32.21	—	32.85%	32.55	—

BALANCE SHEET DATA
Securities	$107,826	117,195	(8)%	$107,826	117,195	(8)%
Loans, net	290,759	239,733	21	290,759	239,733	21
Total assets	559,922	532,381	5	559,922	532,381	5
Total deposits	323,298	320,439	1	323,298	320,439	1
Long-term debt	86,419	45,846	88	86,419	45,846	88
Stockholders’ equity	$51,180	46,757	9%	$51,180	46,757	9%

OTHER DATA
Average diluted common shares (In millions)	1,600	1,575	2%	1,600	1,590	1%
Actual common shares (In millions)	1,581	1,553	2	1,581	1,553	2
Dividends paid per common share	$0.56	0.51	10	$1.58	1.43	10
Dividend payout ratio on common shares	47.86%	48.11	(1)	46.06%	46.13	(0)
Book value per common share	$32.37	30.10	8	$32.37	30.10	8
Common stock price	55.80	47.59	17	55.80	47.59	17
Market capitalization	$88,231	73,930	19	$88,231	73,930	19
Common stock price to book value	172%	158	9	172%	158	9
FTE employees	97,060	92,907	4	97,060	92,907	4
Total financial centers/brokerage offices	3,870	3,840	1	3,870	3,840	1
ATMs	5,163	5,119	1%	5,163	5,119	1%

Management’s Discussion and Analysis
This discussion contains forward-looking statements. Please refer to our Third Quarter 2006 Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.
Summary of Results of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2006	2005	2006	2005

Net interest income (GAAP)	$3,541	3,387	10,672	10,158
Tax-equivalent adjustment	37	53	120	167

Net interest income (a)	3,578	3,440	10,792	10,325
Fee and other income	3,465	3,258	10,565	9,230

Total revenue (a)	7,043	6,698	21,357	19,555
Provision for credit losses	108	82	228	168
Other noninterest expense	3,915	3,820	12,133	11,107
Merger-related and restructuring expenses	38	83	130	234
Other intangible amortization	92	101	282	323

Total noninterest expense	4,045	4,004	12,545	11,664
Minority interest in income of consolidated subsidiaries	104	104	289	239
Income taxes	872	790	2,685	2,381
Tax-equivalent adjustment	37	53	120	167

Net income	1,877	1,665	5,490	4,936

Diluted earnings per common share	$1.17	1.06	3.43	3.10

(a)	Tax-equivalent.
Executive Summary
Wachovia’s net income in the first nine months of 2006 was $5.5 billion, up 11 percent from the same period in 2005, and diluted earnings per common share were also up 11 percent to $3.43. After-tax net merger-related and restructuring expenses were 6 cents per share in the first nine months of 2006 and 9 cents per share in the first nine months of 2005. Results reflect the impact of acquisitions, including Westcorp, an auto dealer financial services business and its retail branch network, on March 1, 2006, as well as divestitures. Key factors in the first nine months of 2006 compared with the same period in 2005 include:
•	9 percent revenue growth driven largely by a 14 percent increase in fee and other income, led by growth in service charges and other banking fees; strong capital markets-related income; and solid advisory, underwriting and other investment banking fees. Fee and other income represented 49 percent of total revenue compared with 47 percent in the prior year period.

•	5 percent growth in net interest income on strong balance sheet growth, although growth was dampened by margin compression. Average loans grew 21 percent, including $11.0 billion in loans related to Westcorp.

•	8 percent growth in noninterest expense, reflecting revenue-related and other incentives, the impact of acquisitions, higher salaries and efficiency initiative costs.

•	$107 million in increased employee stock compensation expense relating to the implementation of the revised share-based payment accounting standard, which is discussed further in the Outlook section and in Notes to Consolidated Financial Statements.

•	The previously disclosed $100 million credit card-related termination fee received in the first quarter of 2006 as a result of the Bank of America/MBNA merger, which is discussed further in the Outlook section.
In addition, the increase in other income included $49 million related to commercial mortgage securitization activity, which was included in trading account profits prior to 2006, and $52 million in consumer asset sale and securitization income.

Credit quality continued to be very strong, with an annualized net charge-off ratio of 0.11 percent and a ratio of nonperforming assets to loans, net, foreclosed properties and loans held for sale of 0.26 percent. Provision expense increased to $228 million, largely reflecting growth in our auto lending business through the Westcorp acquisition. We continue to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including their sale when prudent.
The 21 percent increase from the first nine months of 2005 in average net loans to $272.4 billion included average consumer loan growth of 34 percent, which reflected the addition of $11.0 billion in auto loans from Westcorp and increased consumer real estate-secured activity, including the effect of the transfer of $12.5 billion of home equity lines to the loan portfolio from loans held for sale at year-end 2005. Excluding the transfer of home equity lines and the impact of Westcorp, average consumer loans increased 9 percent. Average commercial loan growth of 12 percent reflected strength in middle-market commercial and commercial real estate construction, large corporate lending and international lending. Average core deposits increased 6 percent to $291.0 billion and average low-cost core deposits increased 2 percent to $242.0 billion from the nine months ended September 30, 2005.
Our four major businesses continued to generate strong sales activity and market share gains in the first nine months of 2006. The General Bank’s earnings rose 24 percent to $3.5 billion, reflecting the addition of Westcorp and organic growth. Capital Management grew earnings 30 percent to $677 million, reflecting strength in retail brokerage managed account fees and growth in net interest income as deposit spreads improved. Wealth Management’s earnings grew $3 million to $190 million. Our Corporate and Investment Bank increased earnings 11 percent to $1.4 billion, reflecting higher principal investing gains, strong trading profits and investment banking results.
In the first nine months of 2006, we paid common stockholders dividends of $2.5 billion, or $1.58 per common share. Our target is to return 40 percent to 50 percent of our earnings to shareholders as dividends, and in the first nine months of 2006 our dividend payout ratio was 46.06 percent, or 43.89 percent excluding merger-related and restructuring expenses and other intangibles amortization, which is the basis we use in measuring our goal.
Our balance sheet is strong and well capitalized under regulatory guidelines with a tier 1 capital ratio of 7.74 percent and a leverage ratio of 6.60 percent at September 30, 2006.
In the third quarter of 2006 compared with the third quarter of 2005, net income rose 13 percent to $1.9 billion from $1.7 billion, and diluted earnings per common share rose 10 percent to $1.17 from $1.06. These amounts include after-tax net merger-related and restructuring expenses of 2 cents per share in the third quarter of 2006 and 3 cents per share in the third quarter of 2005.
Total revenue rose 5 percent to $7.0 billion in the third quarter of 2006 compared with the third quarter of 2005, with 4 percent growth in tax-equivalent net interest income and 6 percent growth in fee and other income. Net interest income growth was driven by a larger balance sheet. Loan growth was driven by 36 percent growth in average consumer loans largely related to Westcorp and the year-end transfer noted above, as well as organic growth. Core deposits continued to be relatively stable, with average core deposits up 4 percent and average low-cost core deposits essentially flat. In addition to the items mentioned above, growth in fee and other income in the third quarter of 2006 also came from higher service charges and interchange fees, and higher asset management and investment banking fee income.
On October 1, 2006, we completed the acquisition of Golden West Financial Corporation. This transaction is discussed further in the Outlook section.
Outlook
Based on our consistent performance, confidence in our business model and our capital strength, our bottom line 2006 financial outlook generally remains unchanged from the outlook provided in our 2005 Annual Report. However, this outlook did not include the impact of the Golden West merger, which we currently expect will dilute earnings per share before merger-related and restructuring expenses by approximately 4 cents in the fourth quarter of 2006. Including this dilution, we expect fourth quarter 2006 earnings per share to be generally consistent with Wachovia’s third quarter 2006 earnings per share of $1.19 measured on the same basis.
The following outlook excludes the impact from the Golden West merger and is for the fourth quarter of 2006 compared with third quarter 2006 results:
•	Net interest income generally consistent with the third quarter’s $3.6 billion.

•	Fee income growth in the high single digit percentage range from $3.5 billion.

•	Noninterest expense growth in the mid single digit percentage range from $3.9 billion.

•	Minority interest expense flat at $104 million.

•	Loan growth in the mid single digit percentage range from $281.1 billion, including consumer loan growth in the low double digits from $130.5 billion, and commercial loan growth in the low single digit percentage range from $150.6 billion.

•	Net charge-offs in the 16 basis points to 20 basis points range, with provision expense expected to be within this range.

•	An effective income tax rate in line with the year-to-date rate of 33.87 percent at September 30, 2006.

•	A tier 1 capital ratio above 7.5 percent, a leverage ratio above 6.0 percent and a tangible capital to tangible asset ratio above 4.7 percent.

•	A dividend payout ratio of 40 percent to 50 percent of earnings excluding merger-related and restructuring expenses, and other intangible amortization.

•	Use of excess capital to opportunistically repurchase shares, to reinvest in our businesses and to undertake financially attractive, shareholder friendly acquisitions.
The following outlook is for the full year 2006 compared with an “adjusted” 2005 amount, which includes our reported results and the reported results for the nine months ended September 30, 2005, for Westcorp. While the bottom-line outlook remains generally unchanged with the outlook presented in the 2005 Annual Report, we have adjusted the underlying economic assumptions to reflect a more inverted yield curve. In addition, the full year 2006 outlook excludes the effect of Golden West, merger-related and restructuring expenses, and the effect, if any, of accounting proposals or standards unless otherwise mentioned.
Year-over-year, our current standalone Wachovia outlook for full year 2006, compared with full year adjusted 2005 is for:
•	Net interest income growth generally consistent on a tax-equivalent basis compared with an adjusted $14.6 billion.

•	Fee income growth in the mid teens percentage range from an adjusted $12.3 billion.

•	Noninterest expense growth in the mid single digit percentage range from an adjusted $15.8 billion, including the effect of employee stock compensation costs related to Statement of Financial Accounting Standards (SFAS) No. 123 (revised) (SFAS 123R), Share-Based Payments.

•	Minority interest expense increase in the high single digit percentage range from an adjusted $367 million.

•	Loan growth in the mid teens percentage range from an adjusted $240.6 billion, including consumer loan growth in the high teens from an adjusted $107.9 billion, and commercial loan growth in the low double digits percentage range from an adjusted $132.7 billion.

•	Net charge-offs in the 10 basis point to 20 basis point range, up from an adjusted 15 basis points, with provision expense also expected to be in the 10 basis point to 20 basis point range.

•	An effective income tax rate of approximately 34 percent on a tax-equivalent basis.

•	The same capital and leverage ratios, dividend payout ratio and goals for use of excess capital as noted in the fourth quarter 2006 outlook above.
Recent standards issued by the Financial Accounting Standards Board (FASB) on pensions, leveraged lease accounting and uncertain tax positions will affect our financial results in future periods. The pension standard will result in a one-time noncash charge recorded as a cumulative effect of a change in accounting principle recorded as a reduction of accumulated other comprehensive income, a component of stockholders’ equity, on December 31, 2006. The impact of the other standards will include (i) a one-time noncash charge recorded as a cumulative effect of a change in accounting principle through a reduction to beginning retained earnings on January 1, 2007, and (ii) pursuant to leveraged lease standards, the recognition as income during the remaining terms of the affected leases of amounts which in the aggregate approximate the amount of the one-time charge. The Accounting and Regulatory Matters section has additional information about these and other FASB projects.
On October 1, 2006, we completed our merger with Golden West Financial Corporation of Oakland, California, the parent of World Savings Bank. This combination will enable us to continue to build our mortgage lending operations, leveraging the World Savings Bank presence in 39 states. It also strengthens Wachovia’s retail banking presence in California, Florida and Texas, and extends our banking network into attractive metropolitan markets in Arizona, Colorado, Illinois, Kansas and Nevada. According to the merger agreement, Golden West shareholders received 1.05105 shares of Wachovia common stock and $18.6461 in cash for each of their Golden West shares. Based on a Wachovia share price of $55.69 per common share, which is based on the weighted average of Wachovia’s closing prices for a four-day period beginning two trading days before the day of the merger announcement and two trading days after the merger announcement (which includes the day of announcement), this represents total consideration of $24.3 billion, or a price of $81.07 per share of Golden West common stock. Total merger-related and restructuring expenses for the Golden West merger are expected to be $288 million pre-tax ($176 million after tax) related to staff training, retention and severance; real estate; systems integration; and other miscellaneous expenses. This transaction is expected to dilute fourth quarter 2006 earnings per share by approximately 4 cents before merger-related and restructuring expense. It is expected to be modestly dilutive to earnings per share on a GAAP basis in 2007 and 2008, and excluding merger-related and restructuring expenses and intangible amortization, to add to Wachovia’s earnings per share in 2008. Purchase accounting adjustments have not been finalized and thus are not included in these expectations. In addition, as previously disclosed, some of our capital measurements will decline as a consequence of the Golden West transaction. Specifically, we estimate that as a result of the merger, our tangible capital to tangible asset ratio is 4.5 percent and our leverage ratio is 5.8 percent.
We reentered the credit card market as a direct issuer in January 2006. Results include the $100 million MBNA termination fee received in the first quarter of 2006, which will defray systems, personnel and other costs to build our credit card business. We may use securities gains or other gains during the rest of the year to defray the initial dilution associated with building this business. Actions taken in the first nine months of 2006 better position us to be able to do this during the rest of the year. Key leaders are in place and we are hiring additional personnel, making decisions on operating systems and establishing business strategies. Marketing strategies, which will focus on our existing customer base, were launched in midsummer. Year-to-date, we have recorded $42 million of noninterest expense associated with the credit card business and the provision for credit losses includes $9 million related to credit card outstandings.

In addition, in June 2006, we announced the sale of our subprime mortgage servicing business, HomEq Servicing, for $469 million. This transaction closed on November 1, 2006, and disposition-related costs of $43 million year-to-date have been recorded and are reflected as merger-related and restructuring expenses.
We continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance through increased efficiency and competitiveness in our four core businesses. We are striving to make Wachovia a more efficient company, but it is not our intention to have the lowest overhead efficiency ratio in our peer group because we expect to continue to invest in higher growth businesses. As we disclosed in January 2005, we believe we will slow annual expense growth by $600 million to $1.0 billion by 2007. We believe this will result in position reductions in the range of 3,500 to 4,000, approximately 20 percent of which will result from normal attrition, although we also expect to add positions in higher growth businesses. To date, we have identified initial expense reduction opportunities, which when implemented, are expected to result in cost savings in the range of $650 million to $750 million annually.
In conjunction with these efforts, we have established overhead efficiency targets, excluding merger-related and restructuring expenses, other intangible amortization, discontinued operations and changes in accounting principle, for each of our four businesses and for the overall company to achieve by 2007. These 2007 targets are as follows:

• General Bank	45 percent to 47 percent
• Capital Management	75 percent to 77 percent
• Wealth Management	60 percent to 62 percent
• Corporate and Investment Bank	49 percent to 51 percent
• Wachovia Corporation	52 percent to 55 percent
Segment tables in the Business Segments section have additional information.
When consistent with our overall business strategy, we may consider disposing of certain assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities in areas that would complement our core businesses, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities could occur.
Critical Accounting Policies
Our accounting and reporting policies are in accordance with U.S. generally accepted accounting principles (GAAP) and they conform to general practices within the applicable industries. We use a significant amount of judgment and estimates based on assumptions for which the actual results are uncertain when we make the estimations. We have identified five policies as being particularly sensitive in terms of judgments and the extent to which significant estimates are used: allowance for loan losses and the reserve for unfunded lending commitments (which is recorded in other liabilities); fair value of certain financial instruments; consolidation; goodwill impairment; and contingent liabilities. For more information on these critical accounting policies, please refer to our 2005 Annual Report on Form 10-K.

Corporate Results of Operations
Average Balance Sheets and Interest Rates

	Nine Months Ended		Nine Months Ended
	September 30, 2006		September 30, 2005
	Average	Interest	Average	Interest
(In millions)	Balances	Rates	Balances	Rates

Interest-bearing bank balances	$2,523	4.77%	$2,516	3.05%
Federal funds sold	18,264	4.70	24,467	3.05
Trading account assets	29,232	5.23	33,577	4.71
Securities	121,415	5.37	114,956	5.11
Commercial loans, net	146,489	6.84	130,530	5.50
Consumer loans, net	125,903	6.89	94,171	5.71

Total loans, net	272,392	6.86	224,701	5.59

Loans held for sale	9,922	6.82	14,500	5.56
Other earning assets	5,660	7.79	10,296	4.90

Risk management derivatives	—	0.12	—	0.25

Total earning assets	459,408	6.40	425,013	5.46

Interest-bearing deposits	261,212	3.03	237,550	1.85
Federal funds purchased	50,049	4.47	53,954	2.84
Commercial paper	4,684	4.41	13,191	2.91
Securities sold short	8,910	3.28	10,776	3.37
Other short-term borrowings	6,399	2.22	6,511	1.75
Long-term debt	69,591	5.24	47,764	4.35

Risk management derivatives	—	0.14	—	0.14

Total interest-bearing liabilities	400,845	3.74	369,746	2.54

Net interest income and margin	$10,792	3.13%	$10,325	3.24%

Net Interest Income and Margin Tax-equivalent net interest income increased 5 percent in the first nine months of 2006 from the first nine months of 2005, reflecting strong balance sheet growth. The net interest margin declined 11 basis points to 3.13 percent primarily due to growth in lower spread loans and other assets, lower trading-related net interest income, a modest shift in deposits from lower spread categories and the impact of a flattening yield curve. The margin compression was offset by the addition of higher spread consumer loans from Westcorp. Growth in retail, small business and commercial deposits were somewhat offset by decreases in retail brokerage deposits. The average federal funds rate in the first nine months of 2006 was 191 basis points higher than the average for 2005, while the average longer-term two-year treasury note rate increased 116 basis points and the average 10-year treasury note rate increased 63 basis points.
In order to maintain our targeted interest rate risk profile, derivatives are often used to manage the interest rate risk inherent in our assets and liabilities. We routinely deploy hedging strategies designed to protect future net interest income. These strategies may reduce current income in the short-term, although we expect them to benefit future periods. In the first nine months of 2006, net interest rate risk management-related derivative expense resulted in a decrease of $6 million in net interest income, which did not have an impact on our net interest margin, compared with an income contribution of $369 million, or 12 basis points, in the first nine months of 2005. The decline in the impact from derivatives largely reflects deposit growth, the effect of receive fixed/pay floating rate swaps in a rising rate environment, and greater use of cash securities instead of derivatives to maintain our relatively neutral interest rate risk position.

Fee and Other Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2006	2005	2006	2005

Service charges	$638	555	1,834	1,596
Other banking fees	427	385	1,304	1,091
Commissions	562	598	1,773	1,770
Fiduciary and asset management fees	823	749	2,392	2,221
Advisory, underwriting and other investment banking fees	292	294	912	784
Trading account profits	123	160	506	317
Principal investing	91	166	383	266
Securities gains	94	29	71	163
Other income	415	322	1,390	1,022

Total fee and other income	$3,465	3,258	10,565	9,230

Fee and Other Income Fee and other income growth of 14 percent in the first nine months of 2006 from the same period in 2005 came in nearly every category, and reflected:
•	Higher service charges and other banking fees driven by strength in consumer charges and higher interchange income on higher rates and increased volume, and higher commercial mortgage servicing income.

•	Commissions were essentially flat as higher insurance commissions were partially offset by lower retail brokerage commissions as customers migrate to retail brokerage managed account relationships.

•	Strong growth in retail brokerage managed account assets drove higher fiduciary and asset management fees.

•	Strong results in advisory and underwriting largely related to continued strong performance in structured products, investment grade, loan syndications, and merger and acquisition advisory services.

•	Stronger trading account profits with increases in global rate products and leveraged finance, offset by a decline in structured products.

•	Higher principal investing income related to our fund portfolio included a $116 million unrealized gain along with higher realized gains.

•	Net securities gains of $71 million, which included net gains of $29 million in the corporate portfolio and gains of $33 million in our Corporate and Investment Bank related to corporate lending activities.

•	Increased other income including $49 million of higher income related to commercial mortgage securitization activity, which was included in trading account profits prior to 2006; a $52 million increase in consumer asset sale and securitization income; the $100 million MBNA termination fee; and the $33 million gain related to the Archipelago/New York Stock Exchange merger. The first nine months of 2005 included a gain of $122 million from the sale of equity securities received in settlement of loans.
Many of the same factors contributed to the 6 percent growth in the third quarter of 2006, although commissions, trading account profits and principal investing results were lower than in the third quarter of 2005. Net securities gains were substantially lower in the third quarter a year ago.

Noninterest Expense

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2006	2005	2006	2005

Salaries and employee benefits	$2,531	2,476	7,880	7,201
Occupancy	284	260	850	781
Equipment	291	276	870	810
Advertising	54	50	157	142
Communications and supplies	158	158	487	478
Professional and consulting fees	200	167	551	449
Sundry expense	397	433	1,338	1,246

Other noninterest expense	3,915	3,820	12,133	11,107
Merger-related and restructuring expenses	38	83	130	234
Other intangible amortization	92	101	282	323

Total noninterest expense	$4,045	4,004	12,545	11,664

Noninterest Expense Noninterest expense increased 8 percent in the first nine months of 2006 from the same period in 2005 largely reflecting revenue-based and other incentives; the $107 million increase in employee stock compensation expense, which is included in salaries and employee benefits; the effect of acquisitions; and costs related to reentering the credit card business. A favorable resolution of franchise tax matters was a partial offset to the increase in noninterest expense. The employee stock compensation expense increase related to the implementation of a new share-based payment accounting standard, which applied to annual stock awards in the first nine months of 2006. The increased expense is primarily due to the impact of awards granted to retirement-eligible employees, which are now expensed in full at the date of the grant rather than over the full contractual three- to five-year vesting period. The increases in most other components of noninterest expense were largely a result of de novo branch activity, branch consolidation and other costs related to the efficiency initiative, and the impact of acquisitions.
Noninterest expense increased slightly in the third quarter of 2006 from the third quarter of 2005 largely due to the same factors as above, although incentive expense decreased on the year-over-year basis and there was no significant increase in stock compensation expense.
Merger-Related and Restructuring Expenses Merger-related and restructuring expenses in the first nine months of 2006 of $130 million included $64 million related to the SouthTrust merger, which is now completed, and $66 million related to other acquisitions and the HomEq servicing business divestiture. In the first nine months of 2005, we recorded $170 million of these expenses relating to SouthTrust and $63 million related to the retail brokerage integration, which was completed in the second quarter of 2005.
Business Segments
We provide a diversified range of banking and nonbanking financial services and products primarily through our four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank.
Business segment data excludes merger-related and restructuring expenses, other intangible amortization, the gain on sale of discontinued operations and changes in accounting principle.
Business segment earnings are the primary measure of segment profit or loss we use to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital (RAROC) and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results.
We continuously update segment information for changes that occur in the management of our businesses. For example, in the first nine months of 2006, we moved deposit balances relating to certain brokerage sweep accounts originated in the General Bank to Capital Management, which resulted in these certain brokerage sweep accounts being included in Capital Management’s results consistent with how they are managed. In addition, we transferred certain customer relationships and financial advisors to Wealth Management from Capital Management relating to a new investment management platform in Wealth Management. While these changes are not significant to the results of operations of our segments, we have updated the information for 2005 to reflect these and other changes. The impact to segment earnings in 2005 as a result of these changes was:
•	A $99 million decrease in the General Bank.

•	A $121 million increase in Capital Management.

•	A $12 million decrease in Wealth Management.

•	A $3 million increase in the Corporate and Investment Bank.

•	A $13 million decrease in the Parent.
General Bank
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2006	2005	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$2,823	2,379	8,147	7,020
Fee and other income	902	760	2,631	2,132
Intersegment revenue	48	53	139	140

Total revenue (Tax-equivalent)	3,773	3,192	10,917	9,292
Provision for credit losses	123	77	280	202
Noninterest expense	1,689	1,575	5,107	4,612
Income taxes(Tax-equivalent)	715	565	2,018	1,643

Segment earnings	$1,246	975	3,512	2,835

Performance and other data
Economic profit	$981	749	2,726	2,144
Risk adjusted return on capital (RAROC)	56.88%	53.26	56.12	51.87
Economic capital, average	$8,476	7,038	8,076	7,015
Cash overhead efficiency ratio (Tax-equivalent)	44.75%	49.33	46.78	49.63
Lending commitments	$128,380	106,570	128,380	106,570
Average loans, net	197,138	163,752	189,378	161,671
Average core deposits	$216,795	203,104	214,253	199,646
FTE employees	45,687	41,399	45,687	41,399

General Bank The General Bank includes our Retail and Small Business and Commercial lines of business.
The General Bank’s earnings rose 24 percent to $3.5 billion, reflecting the addition of Westcorp and organic growth. Key General Bank trends in the first nine months of 2006 compared with the same period in 2005 included:
•	17 percent revenue growth, including 23 percent growth in fee and other income.

•	16 percent growth in net interest income related to a larger balance sheet on strengthening loan production, particularly in commercial. Westcorp contributed $620 million to net interest income.

•	The growth in fee and other income included growth in service charges and strong debit card interchange income, as well as the $100 million MBNA termination fee. In addition, a larger mortgage servicing portfolio and higher mortgage originations contributed to growth.

•	Commercial loan growth was driven by commercial real estate and middle-market commercial. Consumer loan growth included the addition of an average $11.0 billion in Westcorp lending, with additional strength in mortgages and home equity loans. Higher interest spreads in the Westcorp portfolio partially offset slowing growth in home equity lines as customers shifted from variable rate to fixed rate products.

•	Deposit growth was led by consumer certificates of deposit and money market funds. Net new retail checking accounts increased by 467,000 in the first nine months of 2006, compared with an increase of 420,000 in the first nine months of 2005.

•	11 percent growth in noninterest expense included higher personnel costs related to increased revenue-based incentive expense, hiring and employee stock compensation expense, de novo branch activity and branch consolidations, the impact of Westcorp and costs related to reentering the credit card business.

•	Continued improvement in the overhead efficiency ratio to 46.78 percent, despite expense growth, due to merger efficiencies, expense management efforts and revenue growth.
The same trends drove General Bank results in the third quarter of 2006 compared with the third quarter of 2005. However, mortgage banking-related fee and other income declined 5 percent in this period on lower origination activity.
Capital Management
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2006	2005	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$247	211	756	600
Fee and other income	1,230	1,146	3,679	3,418
Intersegment revenue	(8)	(9)	(25)	(27)

Total revenue (Tax-equivalent)	1,469	1,348	4,410	3,991
Provision for credit losses	—	—	—	—
Noninterest expense	1,095	1,067	3,343	3,171
Income taxes (Tax-equivalent)	137	102	390	300

Segment earnings	$237	179	677	520

Performance and other data
Economic profit	$194	137	549	398
Risk adjusted return on capital (RAROC)	61.27%	47.88	58.09	47.00
Economic capital, average	$1,534	1,476	1,559	1,478
Cash overhead efficiency ratio(Tax-equivalent)	74.59%	79.13	75.81	79.44
Lending commitments	$263	184	263	184
Average loans, net	795	372	626	347
Average core deposits	$30,114	33,807	31,829	35,100
FTE employees	17,303	17,310	17,303	17,310

Capital Management Capital Management includes Retail Brokerage Services, which includes retail brokerage and our annuity and reinsurance businesses, and Asset Management, which includes mutual funds, customized advisory services and defined benefit and defined contribution retirement services.
Capital Management grew earnings 30 percent to $677 million, reflecting strength in managed account fees and growth in net interest income as deposit spreads improved. Key Capital Management trends in the first nine months of 2006 compared with the same period in 2005 included:
•	10 percent revenue growth driven by strength in retail brokerage managed account fees as 29 percent growth in managed assets to $128.8 billion overcame lower brokerage transaction activity. Momentum in building recurring revenue streams continued as this growth reflected strong client demand for managed accounts. Net interest income rose 26 percent as a result of improved deposit spreads.
O	$3.7 billion in revenue from our retail brokerage businesses included transactional revenues of $1.5 billion and recurring and other income of $2.2 billion.

O	$696 million in revenue from our asset management businesses, an increase of $51 million reflecting the June 2006 acquisitions of the Ameriprise 401(k) record-keeping business and Metropolitan West Capital Management, as well as 7 percent growth in assets under management.
•	5 percent growth in noninterest expense, primarily due to increased production-based and other incentives, increased employee stock compensation expense and the impact of the two acquisitions.

Total Assets Under Management (AUM)

	2006		2005
	Third Quarter		Fourth Quarter
(In billions)	Amount	Mix	Amount	Mix

Equity	$93	37%	$82	35%
Fixed income	107	43	105	46
Money market	50	20	43	19

Total assets under management (a)	$250	100%	$230	100%
Securities lending	50	—	57	—

Total assets under management and securities lending	$300	—	$287	—

(a)	Includes $70 billion in assets managed for Wealth Management, which are also reported in that segment.
Mutual Funds (AUM also included in the above)

	2006		2005
	Third Quarter		Fourth Quarter
		Fund		Fund
(In billions)	Amount	Mix	Amount	Mix

Equity	$33	34%	$32	35%
Fixed income	22	23	23	25
Money market	41	43	37	40

Total mutual fund assets	$96	100%	$92	100%

Total assets under management increased 9 percent from year-end 2005 to $250.1 billion, led by a 14 percent increase in equity assets to $93.7 billion, including $5.5 billion in assets from the Metropolitan West Capital Management acquisition. Total net inflows in assets under management were approximately $9.2 billion in the first nine months of 2006 while net asset appreciation was approximately $5.8 billion from increased market valuations. Total brokerage client assets grew 7 percent from year-end 2005 to $729.9 billion at September 30, 2006, and included the addition of $23.0 billion in certain mutual fund assets not previously included in client asset totals. This increase was offset by a decline in client assets of $29.9 billion during the period due to the loss of assets from a clearing client that was acquired by another firm.
In the third quarter of 2006 compared with the third quarter of 2005, the same trends drove Capital Management results. Total assets under management rose 7 percent.
Wealth Management
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2006	2005	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$149	146	451	428
Fee and other income	199	196	587	534
Intersegment revenue	1	1	3	4

Total revenue (Tax-equivalent)	349	343	1,041	966
Provision for credit losses	—	6	2	5
Noninterest expense	237	241	740	666
Income taxes (Tax-equivalent)	41	34	109	108

Segment earnings	$71	62	190	187

Performance and other data
Economic profit	$53	47	137	140
Risk adjusted return on capital (RAROC)	50.45%	48.28	45.88	49.96
Economic capital, average	$532	506	526	481
Cash overhead efficiency ratio (Tax-equivalent)	67.81%	70.13	71.05	68.93
Lending commitments	$6,481	5,574	6,481	5,574
Average loans, net	16,438	14,202	16,002	13,571
Average core deposits	$13,790	13,475	14,322	13,327
FTE employees	4,492	4,816	4,492	4,816

Wealth Management Wealth Management includes private banking, personal trust, investment advisory services, financial planning and insurance brokerage services (property and casualty, employee benefits and high net worth life for wealthy individuals, their families and businesses).
Wealth Management’s earnings increased by $3 million to $190 million. Key Wealth Management trends in the first nine months of 2006 compared with the same period in 2005 included:
•	8 percent revenue growth driven by 10 percent growth in fee and other income and a 5 percent increase in net interest income.

O	Fee and other income growth reflected increased commissions due to the May 2005 acquisition of Palmer & Cay, a commercial insurance brokerage firm, and modest growth in trust and investment management fees.

O	Net interest income growth driven by an 18 percent increase in average loans, largely in commercial accounts and consumer mortgages, and a 7 percent increase in average core deposits.
•	11 percent growth in noninterest expense, including costs related to the transition to a new investment management platform, the impact of Palmer & Cay, and increased employee stock compensation expense.

•	Growth in assets under management from year-end 2005 to $69.7 billion.
In the third quarter of 2006 compared with the third quarter of 2005, revenue trends were more modest as a decline in insurance commissions related to lower renewals and business divestitures from Palmer & Cay offset growth from higher banking fees and increased trust and investment management fees from higher asset valuations.
Corporate and Investment Bank
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2006	2005	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$482	532	1,492	1,642
Fee and other income	989	1,027	3,446	2,795
Intersegment revenue	(43)	(45)	(122)	(118)

Total revenue (Tax-equivalent)	1,428	1,514	4,816	4,319
Provision for credit losses	(5)	(3)	(37)	(14)
Noninterest expense	791	808	2,556	2,252
Income taxes (Tax-equivalent)	238	263	849	773

Segment earnings	$404	446	1,448	1,308

Performance and other data
Economic profit	$189	264	825	784
Risk adjusted return on capital (RAROC)	22.37%	29.64	28.56	30.50
Economic capital, average	$6,605	5,606	6,283	5,373
Cash overhead efficiency ratio (Tax-equivalent)	55.37%	53.35	53.08	52.14
Lending commitments	$102,698	92,966	102,698	92,966
Average loans, net	45,705	38,813	44,125	37,740
Average core deposits	$26,048	24,790	25,862	22,741
FTE employees	5,692	4,792	5,692	4,792

Corporate and Investment Bank Our Corporate and Investment Bank includes corporate lending, investment banking, and treasury and international trade finance.
Our Corporate and Investment Bank increased earnings 11 percent to $1.4 billion, reflecting higher principal investing gains, strong trading profits and investment banking results. Key Corporate and Investment Bank trends in the first nine months of 2006 compared with the same period in 2005 included:
•	12 percent revenue growth reflecting a 23 percent increase in fee and other income offsetting a 9 percent decline in net interest income.
O	Net interest income declined as solid loan and deposit growth was offset by spread compression in asset-based lending, run-off in higher spread leasing assets and a decline in trading-related interest income that was offset in trading profits.

O	The growth in fee income reflected strong investment banking results, including strength in underwriting activities, strong structured products results including the impact of the AmNet Mortgage, Inc. acquisition, the previously mentioned principal investing gains and higher trading account profits, as well as $43 million in fees related to the issuance of Wachovia corporate securities, which is eliminated in the Parent; and a $33 million gain related to the Archipelago/New York

Stock Exchange merger. The first nine months of 2005 included a gain of $122 million from the sale of equity securities received in settlement of loans.
O	The principal investing income included a $116 million unrealized gain in our fund portfolio recognized on the portion we retained following the sale of a minority interest in an entity holding certain of our fund investments. Additionally, realized gains on the fund portfolio were higher in the first nine months of 2006 compared with the same period in 2005.
•	A 13 percent increase in noninterest expense due primarily to higher revenue-based compensation, strategic hiring in 2005, investment in both revenue and efficiency projects, the impact of acquisitions, including AmNet, American Property Financing, Inc., and Union Bank of California’s international correspondent banking business, and increased employee stock compensation expense.

•	Strong core deposit growth primarily from higher commercial mortgage servicing and international correspondent banking, and increased loans primarily reflecting higher large corporate loans and the acquisition of the international correspondent banking business.
In the third quarter of 2006 compared with the third quarter of 2005, the 9 percent decline in earnings was driven by lower principal investing gains and lower equities and advisory results. Additionally, commercial mortgage securitization results were lower, including $76 million of economic hedge losses for assets recorded at the lower of cost or market, while offsetting economic gains are not recorded until the assets are sold.
Parent
Performance Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2006	2005	2006	2005

Income statement data
Net interest income (Tax-equivalent)	$(123)	172	(54)	635
Fee and other income	145	129	222	351
Intersegment revenue	2	—	5	1

Total revenue (Tax-equivalent)	24	301	173	987
Provision for credit losses	(10)	2	(17)	(25)
Noninterest expense	195	230	669	729
Minority interest	104	105	288	264
Income taxes (Tax-equivalent)	(209)	(90)	(516)	(197)

Segment earnings (loss)	$(56)	54	(251)	216

Performance and other data
Economic profit	$(90)	32	(328)	148
Risk adjusted return on capital (RAROC)	(1.15)%	15.28	(4.62)	18.04
Economic capital, average	$2,918	2,890	2,807	2,818
Cash overhead efficiency ratio (Tax-equivalent)	449.86%	43.78	224.92	41.32
Lending commitments	$472	433	472	433
Average loans, net	21,034	11,821	22,261	11,372
Average core deposits	$4,480	5,572	4,764	4,948
FTE employees	23,886	24,590	23,886	24,590

Parent Parent includes all asset and liability management functions, including managing our securities portfolio for liquidity and interest rate risk. Parent also includes goodwill and other intangible assets, and related funding costs, certain revenues and expenses that are not allocated to the business segments; and the results of wind-down or divested businesses, including our HomEq Servicing business, which was divested on November 1, 2006; and the corporate and institutional trust (CIT) businesses that were sold in December 2005.
Key trends in the Parent segment in the first nine months of 2006 compared with the same period in 2005 included:
•	Lower net interest income, reflecting reduced spreads on funding the securities portfolio and growth in wholesale borrowings due to the addition of Westcorp, partially offset by growth in the securities portfolio. In addition, the contribution from hedge-related derivatives was lower.

•	A $129 million decrease in fee and other income reflecting the impact of the divested CIT businesses and increased intercompany fees paid to the Corporate and Investment Bank that are eliminated in the Parent, while the first nine months of 2005 included a gain of $38 million on the sale of a United Kingdom asset-based lending subsidiary.

•	Net securities gains of $29 million compared with $74 million in the year-ago period.

•	An 8 percent decrease in noninterest expense, reflecting lower legal costs.
This segment reflects the impact of Prudential Financial’s 38 percent minority interest in Wachovia Securities Financial Holdings, LLC. Total minority interest expense, which also includes other subsidiaries, was $288 million in the first nine months of 2006 compared with $264 million in the first nine months of 2005.
In the third quarter of 2006 compared with the third quarter of 2005, the same trends drove Parent results. In addition, noninterest expense was lower reflecting lower general liability expenses.
Balance Sheet Analysis
Securities The decrease in securities available for sale from December 31, 2005, reflects the 2006 third quarter-end sale of securities to achieve our desired asset/liability profile in preparation for our merger with Golden West. Unrealized net securities losses in the first nine months of 2006 increased $566 million due to the effect of higher rates primarily affecting our fixed rate mortgage-backed securities, having recovered from higher levels of unrealized losses earlier in the year as rates decreased in the third quarter of 2006. The average duration of this portfolio increased to 3.5 years from 3.3 years due to the extension of mortgage-backed securities in the higher rate environment.
Securities Available For Sale

	September 30,	December 31,
(In billions)	2006	2005

Market value	$107.8	114.9
Net unrealized loss	$(1.1)	(0.5)

Memoranda (Market value)
Residual interests	$0.9	0.9
Retained bonds
Investment grade (a)	6.8	5.1
Other	0.2	0.1

Total	$7.0	5.2

(a)	$ 6.2 billion had credit ratings of AA and above at September 30, 2006.
Included in securities available for sale at September 30, 2006, were residual interests with a market value of $913 million, which included a net unrealized gain of $301 million, and retained bonds from securitizations with a market value of $7.0 billion, which included a net unrealized loss of $3 million.
The average rate earned on securities available for sale was 5.37 percent in the first nine months of 2006 and 5.11 percent in the first nine months of 2005. The Interest Rate Risk Management section further explains our interest rate risk management practices.

Loans — On-Balance Sheet

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial
Commercial, financial and agricultural	$95,281	91,737	89,138	87,327	83,241
Real estate — construction and other	16,067	15,329	14,483	13,972	13,653
Real estate — mortgage	19,455	19,745	20,066	19,966	19,864
Lease financing	25,253	25,194	25,238	25,368	25,022
Foreign	12,677	11,680	11,535	10,221	8,888

Total commercial	168,733	163,685	160,460	156,854	150,668

Consumer
Real estate secured	100,115	98,420	98,898	94,748	80,128
Student loans	9,175	9,139	10,555	9,922	11,458
Installment loans	21,454	20,508	20,189	6,751	6,745

Total consumer	130,744	128,067	129,642	111,421	98,331

Total loans	299,477	291,752	290,102	268,275	248,999
Unearned income	8,718	8,836	9,170	9,260	9,266

Loans, net (On-balance sheet)	$290,759	282,916	280,932	259,015	239,733

Loans — Managed Portfolio (Including on-balance sheet)

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Commercial	$174,507	167,537	165,239	161,941	155,970
Real estate secured	116,201	115,974	114,803	110,299	106,261
Student loans	12,445	12,544	12,473	11,974	11,799
Installment loans	25,477	24,803	24,271	10,598	10,458

Total managed portfolio	$328,630	320,858	316,786	294,812	284,488

Loans We have taken several steps to enhance loan growth with several small acquisitions and investments that we expect will strengthen our loan portfolio mix with a greater proportion of consumer loans, including auto loans through our expanded dealer financial services network, direct issuance of credit cards, and a renewed focus on mortgage loan originations through our bank branch network. In commercial lending, we have pursued risk reduction strategies in recent years to actively reduce potential problem loans and certain large corporate loans. We will continue to actively monitor loan quality and take proactive steps to reduce risk when warranted.
The 12 percent increase in net loans from year-end 2005 included 8 percent growth in commercial loans, reflecting strength in middle-market lending, commercial real estate construction, large corporate lending and international lending, partially offset by lower commercial real estate and lease financing. The 17 percent growth in consumer loans from year-end 2005 reflected the addition of $13.2 billion in auto loans from Westcorp and increased consumer real estate-secured activity. Additionally, the increase reflected movement into fixed rate products, particularly in the home equity market.
Our loan portfolio is broadly diversified by industry, concentration and geography. Additionally, the portfolio is well collateralized:
•	Commercial loans represented 56 percent and consumer loans 44 percent of the loan portfolio at September 30, 2006.

•	78 percent of the commercial loan portfolio is secured by collateral.

•	98 percent of the consumer loan portfolio is secured by collateral or guaranteed.
Of our $100.1 billion consumer real estate-secured loan portfolio:
•	73 percent is secured by a first lien.

•	67 percent has a loan-to-value ratio of 80 percent or less.

•	89 percent has a loan-to-value ratio of 90 percent or less.

•	40 percent is priced on a variable rate basis.
Our managed loan portfolio grew 11 percent from year-end 2005, reflecting the growth discussed above and real estate-secured securitizations. In addition, commercial mortgage warehouse activity is now reflected in loans held for sale.

Asset Quality

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Nonperforming assets
Nonaccrual loans	$578	619	672	620	784
Foreclosed properties	181	99	108	100	112

Total nonperforming assets	$759	718	780	720	896

as % of loans, net and foreclosed properties	0.26%	0.25	0.28	0.28	0.37

Nonperforming assets in loans held for sale	$23	23	24	32	59

Total nonperforming assets in loans and in loans held for sale	$782	741	804	752	955

as % of loans, net, foreclosed properties and loans held for sale	0.26%	0.25	0.28	0.28	0.37

Allowance for credit losses (a)
Allowance for loan losses, beginning of period	$3,021	3,036	2,724	2,719	2,718
Balance of acquired entities at purchase date	—	—	300	—	—
Net charge-offs	(116)	(51)	(59)	(51)	(59)
Allowance relating to loans acquired, transferred to loans held for sale or sold	(15)	(18)	12	(21)	(26)
Provision for credit losses related to loans transferred to loans held for sale or sold (b)	(4)	5	—	5	12
Provision for credit losses	118	49	59	72	74

Allowance for loan losses, end of period	3,004	3,021	3,036	2,724	2,719

Reserve for unfunded lending commitments, beginning of period	165	160	158	154	158
Provision for credit losses	(6)	5	2	4	(4)

Reserve for unfunded lending commitments, end of period	159	165	160	158	154

Allowance for credit losses	$3,163	3,186	3,196	2,882	2,873

Allowance for loan losses
as % of loans, net	1.03%	1.07	1.08	1.05	1.13
as % of nonaccrual and restructured loans (c)	520	488	452	439	347
as % of nonperforming assets (c)	396	421	389	378	303
Allowance for credit losses
as % of loans, net	1.09%	1.13	1.14	1.11	1.20

Net charge-offs	$116	51	59	51	59
Commercial, as % of average commercial loans	0.03%	(0.06)	0.05	0.03	0.05
Consumer, as % of average consumer loans	0.32	0.23	0.14	0.16	0.18
Total, as % of average loans, net	0.16%	0.08	0.09	0.09	0.10

Past due loans, 90 days and over, and nonaccrual loans (c)
Commercial, as a % of loans, net	0.28%	0.28	0.32	0.30	0.43
Consumer, as a % of loans, net	0.61%	0.64	0.62	0.72	0.71

(a)	The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.

(b)	The provision related to loans transferred or sold includes recovery of lower of cost or market losses.

(c)	These ratios do not include nonperforming assets included in loans held for sale.
Nonperforming Assets Nonperforming assets declined from year-end 2005 to 0.26 percent of loans, foreclosed properties and loans held for sale. Nonaccrual loans decreased 7 percent from year-end 2005, primarily driven by paydowns and the sale of $77 million in commercial loans. New inflows to commercial nonaccrual loans since year-end 2005 were $464 million. Impaired commercial loans were $355 million at September 30, 2006, and $392 million at December 31, 2005. Foreclosed properties increased $81 million, including $70 million relating to the purchase of a well-collateralized commercial loan.
Past Due Loans Accruing loans 90 days or more past due, excluding loans that are classified as loans held for sale, were $666 million at September 30, 2006, compared with $625 million at December 31, 2005. Of total past due loans, $89 million were commercial loans or commercial real estate loans and $577 million were consumer loans.
Net Charge-offs Annualized net charge-offs as a percentage of average net loans of 0.11 percent in the first nine months of 2006 were up slightly from the first nine months of 2005. In the first nine months of 2006, commercial net charge-offs were $10 million, compared with commercial net charge-offs of $25 million in the first nine months of 2005. Consumer net charge-offs were $216 million, up from $131 million in the first nine months of 2005, largely reflecting the addition of

Westcorp. The low level of net charge-offs reflects a continuing robust credit environment and our careful management of the inherent credit risk in our loan portfolio.
Provision for Credit Losses Our strategy is to mitigate risk and volatility on our balance sheet by actively monitoring and reducing potential problem loans, including the sale of at-risk credits when prudent. Provision expense rose 36 percent to $228 million, largely reflecting growth in auto and other consumer businesses. Lower commercial recoveries and higher consumer net charge-offs also influenced the 32 percent increase in the provision in the third quarter 2006 compared with the third quarter 2005.
Allowance for Loan Losses and Reserve for Unfunded Lending Commitments The allowance for loan losses increased $280 million from year-end 2005 to $3.0 billion at September 30, 2006, primarily reflecting the addition of Westcorp. The unallocated portion of the allowance decreased from year-end 2005 by $45 million primarily reflecting updated analyses of exposures to the 2005 hurricanes. The reserve for unfunded lending commitments was $159 million at September 30, 2006, and $158 million at December 31, 2005. The reserve for unfunded lending commitments relates to commercial lending activity and is included in other liabilities.
Loans Held for Sale Loans held for sale include loans originated for sale or securitization as part of our core business strategy and the activities related to our ongoing portfolio risk management strategies to reduce exposure to areas of perceived higher risk. At September 30, 2006, and at year-end 2005, core business activity, which includes residential and commercial mortgages and auto loans that we originate with the intent to sell to third parties, represented substantially all loans held for sale.
In the first nine months of 2006, we sold or securitized $39.9 billion in loans out of the loans held for sale portfolio, including $19.0 billion of commercial loans and $20.9 billion of consumer loans. None of the loans sold were nonperforming. In the first nine months of 2005, we sold or securitized $21.4 billion of loans out of the loans held for sale portfolio, including $7.1 billion of commercial loans and $14.3 billion of consumer loans, primarily residential mortgages. Of these loans, $56 million were nonperforming. We also transferred $1.2 billion of auto loans to loans held for sale in connection with securitization activity.
Goodwill In connection with acquisitions, we record purchase accounting adjustments to reflect the respective fair values of the assets and liabilities of acquired entities, as well as certain exit costs related to these mergers, which have the effect of increasing goodwill. Purchase accounting adjustments are preliminary and are subject to refinement for up to one year following consummation.
For the Westcorp acquisition, we recorded preliminary fair value and exit cost purchase accounting adjustments of $341 million ($208 million after tax). In addition, we recorded dealer relationship and deposit base intangibles amounting to $405 million ($253 million after tax). Based on a purchase price of $3.8 billion and Westcorp tangible stockholders’ equity of $1.9 billion, this resulted in goodwill of $1.5 billion at September 30, 2006.
Liquidity and Capital Adequacy
Core Deposits Core deposits, which include savings, interest-bearing checking accounts, noninterest-bearing and other consumer time deposits, and deposits held in certain brokerage sweep accounts, declined slightly from year-end 2005 to $291.7 billion at September 30, 2006. Compared with the first nine months of 2005, average core deposits in the first nine months of 2006, which included $1.8 billion related to Westcorp, increased 6 percent to $291.0 billion and average low-cost core deposits, which exclude consumer certificates of deposit, increased 2 percent to $242.0 billion. Average consumer certificates of deposit rose $10.6 billion from the first nine months of 2005.

Purchased Funds Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $95.8 billion in the first nine months of 2006 and $97.4 billion in the first nine months of 2005. Purchased funds were $90.4 billion at September 30, 2006, compared with $93.3 billion at December 31, 2005, as higher foreign deposits were partially offset by the effect of greater use of long-term debt for funding rather than short-term borrowings.
Long-term Debt Long-term debt was $86.4 billion at September 30, 2006, and $49.0 billion at December 31, 2005, reflecting the addition of $13.0 billion of Westcorp debt, the issuance of $27.7 billion of debt including the multi-currency and WITS hybrid securities noted below, and $2.9 billion of on-balance sheet securitizations. In the fourth quarter of 2006, scheduled maturities of long-term debt amount to $7.1 billion. We anticipate either extending or replacing the maturing obligations.
In July 2006, Wachovia and Wachovia Bank, National Association established a $20.0 billion Euro Medium Term Note Programme (EMTN), pursuant to which they may issue senior and subordinated debt securities. These securities are not registered with the Securities and Exchange Commission and may not be offered in the United States without applicable exemptions from registration. Pursuant to this EMTN Programme, Wachovia and Wachovia Bank, National Association issued an aggregate $7.7 billion of debt securities in the third quarter of 2006 and have available for issuance approximately $12.3 billion.
The WITS transaction included a junior subordinated note and a forward contract for the sale of noncumulative perpetual preferred stock to a trust. The trust then issued $2.5 billion of securities to investors. The junior subordinated note qualifies as tier 1 capital.
Under our current shelf registration statement filed with the Securities and Exchange Commission, we have $14.0 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. In addition, we have available for issuance up to $6.2 billion under a medium-term note program covering senior or subordinated debt securities. Also, Wachovia Bank, National Association, has available a global note program for the issuance of up to $21.1 billion of senior or subordinated notes. In the first nine months of 2006, we issued $1.5 billion of subordinated bank notes under the global note program.
The issuance of debt or equity securities will depend on future market conditions, funding needs and other factors.
Credit Lines Wachovia Bank, National Association has a $1.9 billion committed back-up line of credit that expires in 2010. This credit facility contains a covenant that requires us to maintain a minimum level of adjusted total equity capital. We have not used this line of credit. Wachovia Investment Holdings, LLC has a $2.0 billion committed backup line of credit that expires in 2011. This credit facility has no financial covenants associated with it. We borrowed $250 million on this line in September 2006, and repaid this amount in October 2006.
Dividend and Share Activity

	Nine Months Ended
	September 30,
(In millions, except per share data)	2006	2005

Dividends	$2,525	2,245
Dividends per common share	$1.58	1.43
Common shares repurchased	75	51
Average diluted common shares outstanding	1,600	1,590

Stockholders’ Equity Stockholders’ equity increased 8 percent from year-end 2005 to $51.2 billion at September 30, 2006, including the $3.8 billion purchase of Westcorp; repurchases of 75 million common shares at a cost of $4.1 billion in connection with our share repurchase programs; and net depreciation in the securities portfolio. The higher level of share repurchases in the first nine months of 2006 compared with the first nine months of 2005 reflected opportunistic deployment of excess capital partially related to higher earnings. At September 30, 2006, we were authorized to buy back 49 million shares of common stock. Our 2005 Form 10-K has additional information related to share repurchases.
We adopted SFAS No. 156, Accounting for Servicing of Financial Assets, effective January 1, 2006, which is discussed further in Notes to Consolidated Financial Statements. Accordingly, we recorded a cumulative effect adjustment to beginning retained earnings of $64 million ($41 million after tax.)
Subsidiary Dividends Wachovia Bank, National Association, is the largest source of subsidiary dividends paid to the parent company. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at September 30, 2006, our subsidiaries had $10.2 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $2.5 billion in dividends to the parent company in the first nine months of 2006.
Regulatory Capital Our capital ratios were above regulatory minimums in the first nine months of 2006 and we continued to be classified as well capitalized. The tier 1 capital ratio increased 24 basis points from December 31, 2005, to 7.74 percent at September 30, 2006, driven primarily by the issuance of securities noted above and a benefit resulting from the purchase of credit protection from a securitization trust on a portion of $9.8 billion of consumer real estate-secured loans, offset by additional risk-weighted assets. Our total capital ratio was 11.47 percent and our leverage ratio was 6.60 percent at September 30, 2006, and 10.82 percent and 6.12 percent, respectively, at December 31, 2005.
Summary of Off-Balance Sheet Exposures

	September 30, 2006		December 31, 2005
	Carrying		Carrying
(In millions)	Amount	Exposure	Amount	Exposure

Guarantees
Securities and other lending indemnifications	$—	54,608	—	62,597
Standby letters of credit	113	35,902	108	35,568
Liquidity agreements	11	26,495	8	27,193
Loans sold with recourse	63	8,446	47	9,322
Residual value guarantees	—	1,129	—	1,109

Total guarantees	$187	126,580	163	135,789

Off-Balance Sheet Transactions
In the normal course of business, we engage in a variety of financial transactions that under GAAP either are not recorded on the balance sheet or are recorded on the balance sheet in amounts that differ from the full contract or notional amounts. These transactions involve varying elements of market, credit and liquidity risk. Retained interests from securitizations recorded as either available for sale securities, trading account assets or loans amounted to $8.3 billion at September 30, 2006, and $6.4 billion at December 31, 2005.
Risk Governance and Administration
Market Risk Management We trade a variety of equities, debt securities, foreign exchange instruments and other derivatives to provide customized solutions for the risk management needs of our customers and for proprietary trading. Market risk is inherent in all these activities.
We use value-at-risk (VAR) methodology to assess market volatility over the most recent 252 trading days to estimate within a given level of confidence the maximum trading loss over a period of time that we would expect to incur from an adverse movement in market rates and prices over the period. We calculate 1-day VAR at the 97.5 percent and 99 percent confidence levels, and 10-day VAR at the 99 percent confidence level. The VAR model is supplemented by stress testing on a daily basis. The analysis captures all financial instruments that are considered trading positions. Our 1-day VAR limit in the first nine months of 2006 was $30 million. The total 1-day VAR was

$18 million at both September 30, 2006, and December 31, 2005, and primarily related to interest rate risk and equity risk. The high, low and average VARs in the first nine months of 2006 were $27 million, $13 million and $19 million, respectively.
Interest Rate Risk Management One of the fundamental roles in banking is the management of interest rate risk, or the risk that changes in interest rates may diminish net interest income we earn on loans, securities and other earning assets. The following discussion explains how we oversee the interest rate risk management process and describes the actions we take to protect earnings from interest rate risk.
A balance sheet is considered asset sensitive when its assets (loans and securities) reprice faster or to a greater extent than liabilities (deposits and borrowings). An asset-sensitive balance sheet will produce more net interest income when interest rates rise and less net interest income when interest rates decline. Historically, our large and relatively rate-insensitive deposit base has funded a portfolio of primarily floating rate commercial and consumer loans. This mix naturally creates a highly asset-sensitive balance sheet. Our focus on new customer acquisition and quality customer service has enabled us to generate deposit growth that has far outpaced loan growth, significantly adding to our naturally asset-sensitive position. To achieve more neutrality, we maintain a large portfolio of fixed rate discretionary instruments such as loans, securities and derivatives.
We analyze and manage the amount of risk we are taking to changes in interest rates by forecasting a wide range of interest rate scenarios for time periods as long as 36 months. In analyzing interest rate sensitivity for policy measurement, we compare forecasted earnings per share in both “high rate” and “low rate” scenarios to the “market forward rate.” The policy measurement period is 12 months in length, beginning with the first month of the forecast. Our objective is to ensure we prudently manage interest-bearing assets and liabilities in ways that improve financial performance without unduly putting earnings at risk. Our policy is to limit the risk we can take through balance sheet management actions to 5 percent of earnings per share in both falling and rising rate environments.
The “market forward rate” is constructed using currently implied market forward rate estimates for all points on the yield curve over the next 36 months. Our standard approach evaluates expected earnings in a 400 basis point range, or 200 basis points both above and below the “market forward rate” scenario. Our various scenarios together measure earnings volatility to a July 2007 federal funds rate ranging from 2.94 percent to 6.94 percent.
We simultaneously measure the impact of a parallel and nonparallel shift in rates on each of our interest rate scenarios. A parallel shift would, as the term implies, shift all points on the yield curve by the same increments. For example, by the twelfth month in our policy measurement period, short-term rates such as the federal funds rate would increase by 200 basis points over the “market forward rate,” while longer term rates such as the 10-year treasury note rate and 30-year treasury note rate would increase by 200 basis points as well. A nonparallel shift would consist of a 200 basis point increase in short-term rates, while long-term rates would increase by a different amount. A rate shift in which short-term rates rise to a greater degree than long-term rates is referred to as a “flattening” of the yield curve. Conversely long-term rates rising to a greater degree than short-term rates would lead to a steepening of the yield curve.
The impact of a nonparallel shift in rates depends on the types of assets in which funds are invested and the shape of the yield curve implicit in the “market forward rate” scenario. In the first nine months of 2004, the threat of rising rates, but uncertain timing, kept the yield curve very steep. Before the Federal Reserve’s Federal Open Market Committee’s tightening campaign began, our investment and hedging strategies were designed to manage both repricing risk and curve flattening that typically accompanies a rapid rise in short-term rates. Much of the anticipated flattening has occurred throughout 2004, 2005 and the first nine months of 2006. At September 30, 2006, the spread between the 10-year treasury note rate and the federal funds rate was inverted at a negative 68 basis points, which is considerably different from the long-term average spread of a positive 120 basis points. While we still believe further inversion is possible, and we will continue to measure the impact of a nonparallel shift in rates, we feel the risk of earnings volatility due to further inversion has somewhat subsided.
Considering the balance of risks for 2006, we will focus primarily on managing the value created through our expanded deposit base as we protect the net interest margin against the pressures of rising short-term rates, and relative to 2005, a flatter yield curve. We expect to rely on our large base of low-cost core deposits to fund incremental investments in loans and securities. The characteristics of the loans we add will prompt different strategies. Fixed rate loans, for example, diminish the need to buy discretionary investments, so if more fixed rate loans were added to our loan portfolio, we would likely allow existing discretionary investments to mature or to be liquidated. If more variable rate loans were added to our loan portfolio, we would likely allow fixed rate securities to mature or to be liquidated, and then add new derivatives that, in effect, would convert the incremental variable rate loans to fixed rate loans. For example, Golden West option ARMs, despite being a monthly floating rate product, reprice on an index that generally lags changes in short-term rates. A portion of these option ARMs are funded with short-term floating rate notes, which together create a profile that is liability sensitive as measured under our earnings sensitivity analysis. Therefore, prior to consummation of the Golden West merger, we reduced the size of our fixed rate exposure in residential mortgage-backed securities and commercial mortgage-backed securities in order to help achieve the desired interest rate risk profile for the combined company.
Earnings Sensitivity The Policy Period Sensitivity Measurement table provides a summary of the combination of Wachovia and Golden West interest rate sensitivity measurements.

Policy Period	Actual		Implied
Sensitivity Measurement	Fed Funds		Fed Funds	Percent
	Rate at		Rate at	Earnings
	August 31, 2006		July 31, 2007	Sensitivity

Market Forward Rate Scenarios (a)	5.25%		4.94	—

High Rate Composite			6.94	(1.90)

Low Rate		%	2.94	3.30

(a)	Assumes base federal funds rate mirrors market expectations.
Our model’s forward rate expectations imply a high probability of 25 basis points easing for the federal funds target rate by the end of the policy period in July 2007. If these expectations prove to be correct, the spread between the 10-year treasury note rate and the federal funds rate would compress from a negative 37 basis points of slope in August 2006 to a slightly less inverted yield curve of negative 23 basis points of slope by July 2007. The current market expectations, therefore, do not reflect a yield curve shape consistent with a scenario where short-term rates rise an additional 200 basis points. Therefore, our high rate sensitivity to the “market forward rate” scenario is measured using three different yield curve shapes. These yield curves are constructed to represent the likely range of yield curve shapes that may prevail in an environment where short-term rates rise 200 basis points above current market expectations. The reported sensitivity is a composite of these three scenarios.
In September 2006, the combined company’s earnings simulation model indicated earnings would be negatively affected by 1.9 percent in a “high rate composite” scenario relative to the “market forward rate” over the policy period. Additionally, we measure a scenario where short-term rates gradually decline 200 basis points over a 12-month period while the longer-term 10-year treasury note and 30-year treasury note rates decline by less than 200 basis points relative to the “market forward rate” scenario. The model indicates earnings would be positively affected by 3.3 percent in this scenario.
While our interest rate sensitivity modeling assumes management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

Accounting and Regulatory Matters
The following information addresses significant new developments in accounting standard setting that will affect us, as well as new or proposed legislation that will continue to have a significant impact on our industry.
Pension and Other Postretirement Plans In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amends several existing Statements that address employers’ accounting and reporting for defined benefit pension and other postretirement plans and represents the initial phase of a comprehensive project on employers’ accounting for these plans. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan, measured solely as the difference between the fair value of plan assets and the benefit obligation, as an asset or liability on the balance sheet. Unrecognized actuarial gains and losses and unrecognized prior service costs, which have previously been recorded as part of the postretirement asset or liability, are to be included as a component of accumulated other comprehensive income. Actuarial gains and losses and prior service costs and credits that arise during a period will be included in other comprehensive income to the extent they are not included in net periodic pension cost (a component of salaries and employee benefits expense for us). Upon implementation of SFAS 158, we will be required to record a reduction of accumulated other comprehensive income, which is a component of shareholders’ equity, for the after-tax amounts of unrecognized actuarial losses and prior service costs at December 31, 2006. At December 31, 2005, this amounted to $1.9 billion before taxes, or $1.2 billion after tax. SFAS 158 also requires that employers use a plan measurement date that is the same as its fiscal year-end. We have historically used a measurement date of September 30, and will be required to change to a December 31 measurement date no later than December 31, 2008. We will remain well capitalized for regulatory capital purposes following the reduction to stockholders’ equity for these plans. Information regarding our pension and other postretirement plans can be found in the Notes to Consolidated Financial Statements in our 2005 Annual Report on Form 10-K.
Income Taxes In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (FIN 48) which clarifies the criteria for recognition and measurement of income tax benefits in accordance with SFAS No. 109, Accounting for Income Taxes. Under FIN 48, evaluation of tax benefits is a two-step process. First, tax benefits can be recognized in financial statements for a tax position only if it is considered “more likely than not,” as defined in SFAS No. 5, Accounting for Contingencies, of being sustained on audit based solely on the technical merits of the tax position. Second, if the recognition criteria are met, the amount of tax benefits to be recognized is measured based on the largest benefit that is more than 50 percent likely to be realized upon ultimate resolution of the tax position. FIN 48 has an effective date of January 1, 2007, and any amounts to be recorded upon implementation will result in a one-time charge to be recorded as a cumulative effect of a change in accounting principle through an adjustment of beginning retained earnings. As noted below, we are still assessing the impact of FIN 48 for Sale-In, Lease-Out transactions (SILOs). We do not expect the implementation of FIN 48 for other tax benefits to have a material impact on our consolidated financial position or results of operations.
Leveraged Lease Accounting In July 2006, the FASB issued FASB Staff Position FAS 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction, (FSP 13-2). FSP 13-2 amends SFAS 13 to provide that changes affecting the timing of cash flows but not the total net income under a leveraged lease trigger a recalculation of the net investment in the lease. Currently, SFAS No. 13, Accounting for Leases, as amended and interpreted, states that if a change in an important lease assumption changes the total estimated net income under the lease, then a recalculation of the net investment in the leveraged lease must occur. Under FSP 13-2, recalculations affecting existing leveraged leases will result in a one-time noncash charge to be recorded as a cumulative effect of a change in accounting principle through a reduction of beginning retained earnings on the date of adoption, which is January 1, 2007. Amounts, which in the aggregate approximate the amount of the charge initially recorded, will be recognized as income over the remaining terms of the affected leases.
We have two primary classes of leveraged lease transactions that are affected by FSP 13-2: Lease-In, Lease-Out transactions (LILOs) and a second group of transactions that the Internal Revenue Service (IRS) broadly refers to as SILOs. SILOs principally include service contract and qualified technological equipment leases.
As previously disclosed, in 2004 Wachovia and the IRS settled all issues relating to the IRS’s challenge of the tax position on LILOs entered into by First Union Corporation and legacy Wachovia Corporation. The resolution of these LILO issues with the IRS led to a change in the timing of cash flows under the lease transactions and FSP 13-2 requires a recalculation of the leases. This recalculation will result in a one-time noncash charge to beginning retained earnings. We believe the one-time noncash reduction to beginning retained earnings under FSP 13-2 related to LILOs will be approximately $700 million after-tax.
FSP 13-2 also affects our SILOs. The IRS has announced its intention to challenge the industry-wide tax treatment of SILOs. While we believe our tax treatment of SILOs is consistent with well-established tax law and that it is more likely than not that we would prevail if litigation were to become necessary, it is possible that, upon resolution of a potential dispute with the IRS, we may not realize some of the tax benefits originally recorded. Because of this possibility, the combination of FSP 13-2 and FIN 48 requires that we (i) assess our ability to recognize tax benefits associated with SILOs, (ii) estimate the amount of tax benefits to recognize, and (iii) recalculate the net investment in the leases. We have concluded for SILOs that we meet the recognition threshold in FIN 48 and, accordingly, it is appropriate to continue to recognize tax benefits associated with SILOs. However, we are still assessing the amount of tax benefits that will continue to be recognized and used in recalculation of the leases, and thus we are unable to estimate the amount of any reduction to retained earnings from recalculation of the leases.
The amount of the reduction to beginning retained earnings from the affected leases will be recognized as income over the remaining terms of the affected leases, generally 35 to 40 years. We believe that the amounts to be recognized as income over the remaining terms of the affected leases would not have a material impact to our earnings per share in future periods. We will remain well capitalized for regulatory capital purposes following the reduction to retained earnings relating to the affected leases.
Quantifying Financial Statement Misstatements In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 requires that both an income statement approach and a balance sheet approach be used when evaluating whether an error is material to an entity’s financial statements, based on all relevant quantitative and qualitative factors. The SEC staff issued SAB 108 to address what they identified as diversity in practice whereby entities were using either an income statement approach or a balance sheet approach, but not both. SAB 108 is effective no later than December 31, 2006. We have consistently used the income statement approach in prior periods. Upon implementation of SAB 108, we will record a cumulative effect adjustment to beginning retained earnings for any misstatements we previously identified as immaterial under the income statement approach, but that we identify as material when considering both the income statement and balance sheet approaches. We are currently assessing the impact of SAB 108 on our consolidated financial position and results of operations.
Financial Instruments The FASB has an ongoing project addressing the accounting for the transfer and retention of financial instruments. As part of this project, the FASB issued two statements in the first nine months of 2006, SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which is discussed below, and SFAS No. 156, which we implemented effective January 1, 2006, and is discussed in Notes to Consolidated Financial Statements. The FASB has also issued an exposure draft that would amend SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. This amendment would revise or clarify the criteria for derecognition of financial assets after a transfer. In addition, the FASB initiated a project regarding securitization structures that use a qualifying special purpose entity (QSPE) and the related servicing activities. The FASB is considering the need for clarifying guidance, which may result in changes to the structure of and/or the accounting for these transactions. This project was recently combined with redeliberations on the SFAS 140 amendment. We cannot predict with certainty whether any guidance will be issued or what the transition provisions for implementing the guidance will be from these redeliberations.
Hybrid Financial Instruments SFAS No. 155 amends SFAS No. 133, Accounting for Derivatives and Hedging Activity, and SFAS No. 140. Hybrid financial instruments contain an embedded derivative within a single instrument, either a debt or equity host contract. SFAS 155 permits entities the option to record certain hybrid financial instruments at fair value as individual financial instruments, with corresponding changes in value recorded in earnings. Prior to this amendment, certain hybrid financial instruments were required to be separated into two instruments, the derivative and host, and generally only the derivative was recorded at fair value. SFAS 155 also removes an existing exception for evaluating certain interests in securitized assets for embedded derivatives. SFAS 155 is effective for all financial instruments acquired or issued after January 1, 2007. Additionally, SFAS 155 provides a one-time opportunity to apply the fair value election to hybrid financial instruments existing at the date of implementation. For any instruments included in this one-time transition, the difference between the carrying amount of the derivative and host component of the existing hybrid financial instruments and the fair value of the single financial instrument will be recorded as a cumulative effect adjustment to beginning retained earnings. We are currently assessing the impact of SFAS 155 on our consolidated financial position and results of operations.
Fair Value Measurement In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, which establishes a framework for measuring fair value in U.S. generally accepted accounting principles, expands disclosures about fair value measurement, and provides new income recognition criteria for certain derivative contracts. SFAS 157 does not establish any new fair value measurements itself, but applies to other accounting standards that require the use of fair value for recognition or disclosure. In particular, the framework in SFAS 157 will be required for financial instruments for which fair value is elected, such as under SFAS 155 discussed above or under the fair value option proposal currently being deliberated by the FASB. SFAS 157 eliminates the income deferral requirements of Emerging Issues Task Force (EITF) Issue No. 02-03, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities, to allow full recognition of income on affected derivatives at initiation of the derivative contract. Any remaining amounts that had been previously deferred for these derivatives are to be recorded as a cumulative effect of a change in accounting principle through an adjustment of beginning retained earnings on the date of adoption. Application of the SFAS 157 framework may also lead to changes in the measurement of fair value in our financial statements. SFAS 157 is effective January 1, 2008, with earlier adoption allowed on January 1, 2007, provided financial statements for any period in 2007 have not yet been issued. We are currently assessing the impact of SFAS 157 on our consolidated financial position and results of operations, and we have not determined our date of implementation.

Regulatory Matters Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our consolidated financial position or results of operations. For a more detailed description of the laws and regulations governing our business operations, please see our 2005 Annual Report on Form 10-K.
In September 2006, regulatory agencies published a draft Notice of Proposed Rulemaking for Basel II, a new advanced risk-based regulatory capital framework. Under the proposed rules we must develop an implementation plan that begins no later than 36 months after the effective date of the rule. Regulatory efforts in the U.S. for Basel II have experienced timing delays, and the date of a final rule is unknown. The regulatory agencies are currently proposing to make 2008 the first possible year for a bank to conduct its parallel run for measuring regulatory capital under the new regulatory capital rules and the existing general risk-based capital rules. They are also proposing 2009-2011 as the first possible years for the transitional floor periods. The necessary project management infrastructure and funding have been established to ensure we will fully comply with the new regulations.

Table 1
EXPLANATION OF OUR USE OF NON-GAAP FINANCIAL MEASURES

     In addition to the results of operations presented in accordance with U.S. generally accepted accounting principles (GAAP), our management uses certain non-GAAP financial measures, such as expenses excluding merger-related and restructuring expenses; the dividend payout ratio on a basis that excludes other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle; and net interest income on a tax-equivalent basis.
     We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends, and they facilitate comparisons with the performance of others in the financial services industry. Specifically, we believe the exclusion of merger-related and restructuring expenses permits evaluation and comparison of results for ongoing business operations, and it is on this basis that our management internally assesses our performance. Those non-operating items also are excluded from our segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. For additional information regarding segment performance, see the Business Segments section and the Business Segments footnote to Notes to Consolidated Financial Statements. This quarterly financial supplement contains information regarding estimates of our future expenses excluding merger-related and restructuring expenses. The amount and timing of those future merger-related and restructuring expenses, however, are not estimable until such expenses actually occur, and therefore, reconciliation information relating to those future expenses and GAAP expenses has not been provided.
     In addition, because of the significant amount of deposit base intangible amortization, we believe the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial service firms. Also, our management makes recommendations to our board of directors about dividend payments based on reported earnings excluding other intangible amortization, merger-related and restructuring expenses, discontinued operations and the cumulative effect of a change in accounting principle and has communicated certain dividend payout ratio goals to investors on this basis. We believe this dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor our dividend payout policy.
     This quarterly financial supplement also includes net interest income on a tax-equivalent basis. We believe the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.
     Although we believe the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP is presented below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2006	2005	2006	2005

Net interest income (GAAP)	$3,541	3,387	10,672	10,158
Tax-equivalent adjustment	37	53	120	167

Net interest income (Tax-equivalent)	$3,578	3,440	10,792	10,325

DIVIDEND PAYOUT RATIOS ON COMMON SHARES
Diluted earnings per common share (GAAP)	$1.17	1.06	3.43	3.10
Other intangible amortization	0.04	0.04	0.11	0.13
Merger-related and restructuring expenses	0.02	0.03	0.06	0.09

Earnings per share (a)	$1.23	1.13	3.60	3.32

Dividends paid per common share	$0.56	0.51	1.58	1.43
Dividend payout ratios (GAAP) (b)	47.86%	48.11	46.06	46.13
Dividend payout ratios (a) (b)	45.53%	45.13	43.89	43.07

(a) Excludes other intangible amortization, and merger-related and restructuring expenses.
(b) Dividend payout ratios are determined by dividing dividends per common share by earnings per common share.

Table 2
SELECTED STATISTICAL DATA

	2006			2005
	Third	Second	First	Fourth	Third
(Dollars in millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

PROFITABILITY
Return on average common stockholders’ equity	14.85%	15.41	14.62	14.60	13.95
Net interest margin (a)	3.03	3.18	3.21	3.25	3.18
Fee and other income as % of total revenue	49.20	49.37	49.84	45.55	48.63
Effective income tax rate	31.71%	33.05	33.84	34.10	32.21

ASSET QUALITY
Allowance for loan losses as % of loans, net	1.03%	1.07	1.08	1.05	1.13
Allowance for loan losses as % of nonperforming assets (b)	396	421	389	378	303
Allowance for credit losses as % of loans, net	1.09	1.13	1.14	1.11	1.20
Net charge-offs as % of average loans, net	0.16	0.08	0.09	0.09	0.10
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.26%	0.25	0.28	0.28	0.37

CAPITAL ADEQUACY
Tier 1 capital ratio	7.74%	7.81	7.87	7.50	7.42
Total capital ratio	11.47	11.42	11.45	10.82	10.79
Leverage	6.60%	6.57	6.86	6.12	5.96

OTHER DATA
FTE employees	97,060	97,316	97,134	93,980	92,907
Total financial centers/brokerage offices	3,870	3,847	3,889	3,850	3,840
ATMs	5,163	5,134	5,179	5,119	5,119
Actual common shares (In millions)	1,581	1,589	1,608	1,557	1,553
Common stock price	$55.80	54.08	56.05	52.86	47.59
Market capitalization	$88,231	85,960	90,156	82,291	73,930

(a) Tax-equivalent.
(b) These ratios do not include nonperforming loans included in loans held for sale.

Table 3
SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA

	2006				2005
	Third		Second	First	Fourth	Third
(In millions, except per share data)	Quarter		Quarter	Quarter	Quarter	Quarter

SUMMARIES OF INCOME
Interest income	$7,784		7,404	6,707	6,490	6,044
Tax-equivalent adjustment	37		34	49	52	53

Interest income (a)	7,821		7,438	6,756	6,542	6,097
Interest expense	4,243		3,763	3,217	2,967	2,657

Net interest income (a)	3,578		3,675	3,539	3,575	3,440
Provision for credit losses	108		59	61	81	82

Net interest income after provision for credit losses (a)	3,470		3,616	3,478	3,494	3,358
Securities gains (losses)	94		25	(48)	(74)	29
Fee and other income	3,371		3,558	3,565	3,063	3,229
Merger-related and restructuring expenses	38		24	68	58	83
Other noninterest expense	4,007		4,237	4,171	4,125	3,921
Minority interest in income of consolidated subsidiaries	104		90	95	103	104

Income from continuing operations before income taxes (a)	2,786		2,848	2,661	2,197	2,508
Income taxes	872		929	884	652	790
Tax-equivalent adjustment	37		34	49	52	53

Income from continuing operations	1,877		1,885	1,728	1,493	1,665
Discontinued operations, net of income taxes	—		—	—	214	—

Net income	$1,877		1,885	1,728	1,707	1,665

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$1.19		1.19	1.11	0.97	1.07
Net income	1.19		1.19	1.11	1.11	1.07
Diluted earnings
Income from continuing operations	1.17		1.17	1.09	0.95	1.06
Net income	1.17		1.17	1.09	1.09	1.06
Cash dividends	$0.56		0.51	0.51	0.51	0.51
Average common shares — Basic	1,573		1,585	1,555	1,541	1,549
Average common shares — Diluted	1,600		1,613	1,586	1,570	1,575
Average common stockholders’ equity
Quarter-to-date	$50,143		49,063	47,926	46,407	47,328
Year-to-date	49,052		48,498	47,926	47,019	47,225
Book value per common share	32.37		30.75	30.95	30.55	30.10
Common stock price
High	56.67		59.85	57.69	55.13	51.34
Low	52.40		52.03	51.09	46.49	47.23
Period-end	$55.80		54.08	56.05	52.86	47.59
To earnings ratio (b)	12.35	X	12.26	13.10	12.59	11.72
To book value	172%		176	181	173	158
BALANCE SHEET DATA
Assets	$559,922		553,614	541,842	520,755	532,381
Long-term debt	$86,419		74,627	70,218	48,971	45,846

(a) Tax-equivalent.
(b) Based on diluted earnings per common share.

Table 4
MERGER-RELATED AND RESTRUCTURING EXPENSES

Nine
Months
Ended
September 30,
(In millions)	2006

MERGER-RELATED AND RESTRUCTURING EXPENSES — WACHOVIA/SOUTHTRUST
Personnel costs	$37
Occupancy and equipment	11
Advertising	1
System conversion costs	7
Other	8

Total Wachovia/SouthTrust merger-related and restructuring expenses	64
Total HomEq merger-related and restructuring expenses	43
Other merger-related and restructuring expenses	23

Total merger-related and restructuring expenses	$130

Table 5
BUSINESS SEGMENTS (a)

	2006			2005
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

GENERAL BANK COMBINED (b)
Net interest income (c)	$2,823	2,786	2,538	2,469	2,379
Fee and other income	902	857	872	746	760
Intersegment revenue	48	48	43	54	53

Total revenue (c)	3,773	3,691	3,453	3,269	3,192
Provision for credit losses	123	95	62	75	77
Noninterest expense	1,689	1,752	1,666	1,661	1,575
Income taxes	704	663	619	551	555
Tax-equivalent adjustment	11	10	11	12	10

Segment earnings	$1,246	1,171	1,095	970	975

Economic profit	$981	894	851	744	749
Risk adjusted return on capital	56.88%	54.02	57.63	52.70	53.26
Economic capital, average	$8,476	8,340	7,401	7,072	7,038
Cash overhead efficiency ratio (c)	44.75%	47.47	48.26	50.82	49.33
Lending commitments	$128,380	121,181	115,788	111,202	106,570
Average loans, net	197,138	192,552	178,235	168,841	163,752
Average core deposits	$216,795	214,750	211,153	208,112	203,104
FTE employees	45,687	45,406	45,349	42,022	41,399

COMMERCIAL
Net interest income (c)	$1,097	1,074	875	822	782
Fee and other income	125	117	114	103	107
Intersegment revenue	36	35	30	44	40

Total revenue (c)	1,258	1,226	1,019	969	929
Provision for credit losses	76	57	22	21	22
Noninterest expense	376	395	358	326	319
Income taxes	284	274	221	217	205
Tax-equivalent adjustment	10	10	11	12	10

Segment earnings	$512	490	407	393	373

Economic profit	$336	307	252	253	234
Risk adjusted return on capital	37.20%	35.97	36.32	38.21	36.24
Economic capital, average	$5,089	4,943	4,029	3,694	3,676
Cash overhead efficiency ratio (c)	29.86%	32.31	35.08	33.67	34.30
Average loans, net	$103,835	101,322	89,051	81,974	79,348
Average core deposits	$47,042	46,722	47,612	48,155	46,186

RETAIL AND SMALL BUSINESS
Net interest income (c)	$1,726	1,712	1,663	1,647	1,597
Fee and other income	777	740	758	643	653
Intersegment revenue	12	13	13	10	13

Total revenue (c)	2,515	2,465	2,434	2,300	2,263
Provision for credit losses	47	38	40	54	55
Noninterest expense	1,313	1,357	1,308	1,335	1,256
Income taxes	420	389	398	334	350
Tax-equivalent adjustment	1	—	—	—	—

Segment earnings	$734	681	688	577	602

Economic profit	$645	587	599	491	515
Risk adjusted return on capital	86.45%	80.28	83.08	68.54	71.87
Economic capital, average	$3,387	3,397	3,372	3,378	3,362
Cash overhead efficiency ratio (c)	52.19%	55.01	53.78	58.02	55.51
Average loans, net	$93,303	91,230	89,184	86,867	84,404
Average core deposits	$169,753	168,028	163,541	159,957	156,918

(a)	Certain amounts presented in this Table 5 in periods prior to the third quarter of 2006 have been reclassified to conform to the presentation in the third quarter of 2006.

(b)	General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.

(c)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2006			2005
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$247	259	250	234	211
Fee and other income	1,230	1,222	1,227	1,165	1,146
Intersegment revenue	(8)	(9)	(8)	(7)	(9)

Total revenue (b)	1,469	1,472	1,469	1,392	1,348
Provision for credit losses	—	—	—	—	—
Noninterest expense	1,095	1,116	1,132	1,107	1,067
Income taxes	137	129	123	105	101
Tax-equivalent adjustment	—	1	—	—	1

Segment earnings	$237	226	214	180	179

Economic profit	$194	184	171	138	137
Risk adjusted return on capital	61.27%	58.43	54.60	46.72	47.88
Economic capital, average	$1,534	1,556	1,587	1,530	1,476
Cash overhead efficiency ratio (b)	74.59%	75.75	77.09	79.55	79.13
Lending commitments	$263	250	237	208	184
Average loans, net	795	616	462	389	372
Average core deposits	$30,114	31,827	33,583	33,348	33,807
FTE employees	17,303	17,212	17,107	17,295	17,310
Assets under management	$250,075	237,270	238,305	229,631	233,114

ASSET MANAGEMENT
Net interest income (b)	$3	2	2	3	2
Fee and other income	242	231	217	216	211
Intersegment revenue	—	(1)	—	—	—

Total revenue (b)	245	232	219	219	213
Provision for credit losses	—	—	—	—	—
Noninterest expense	197	190	180	200	179
Income taxes	18	15	14	8	13
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$30	27	25	11	21

Economic profit	$23	21	19	4	16
Risk adjusted return on capital	49.49%	48.15	46.78	19.04	42.07
Economic capital, average	$236	225	218	225	203
Cash overhead efficiency ratio (b)	81.04%	81.65	81.96	92.18	84.05
Average loans, net	$25	13	28	13	18
Average core deposits	$248	245	258	220	214

(a)	Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2006			2005
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RETAIL BROKERAGE SERVICES
Net interest income (b)	$244	256	248	231	209
Fee and other income	990	994	1,013	952	937
Intersegment revenue	(7)	(8)	(8)	(7)	(8)

Total revenue (b)	1,227	1,242	1,253	1,176	1,138
Provision for credit losses	—	—	—	—	—
Noninterest expense	902	931	957	912	892
Income taxes	120	112	108	97	88
Tax-equivalent adjustment	—	1	—	—	1

Segment earnings	$205	198	188	167	157

Economic profit	$169	162	151	132	120
Risk adjusted return on capital	62.98%	59.80	55.51	51.06	48.38
Economic capital, average	$1,298	1,331	1,369	1,305	1,273
Cash overhead efficiency ratio (b)	73.52%	74.86	76.44	77.44	78.44
Average loans, net	$770	603	434	376	354
Average core deposits	$29,866	31,582	33,325	33,128	33,593

OTHER
Net interest income (b)	$—	1	—	—	—
Fee and other income	(2)	(3)	(3)	(3)	(2)
Intersegment revenue	(1)	—	—	—	(1)

Total revenue (b)	(3)	(2)	(3)	(3)	(3)
Provision for credit losses	—	—	—	—	—
Noninterest expense	(4)	(5)	(5)	(5)	(4)
Income taxes	(1)	2	1	—	—
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$2	1	1	2	1

Economic profit	$2	1	1	2	1
Risk adjusted return on capital	—%	—	—	—	—
Economic capital, average	$—	—	—	—	—
Cash overhead efficiency ratio (b)	—%	—	—	—	—
Average loans, net	$—	—	—	—	—
Average core deposits	$—	—	—	—	—

(Continued)

Table 5
BUSINESS SEGMENTS

	2006			2005
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

WEALTH MANAGEMENT
Net interest income (a)	$149	151	151	153	146
Fee and other income	199	197	191	193	196
Intersegment revenue	1	1	1	2	1

Total revenue (a)	349	349	343	348	343
Provision for credit losses	—	2	—	1	6
Noninterest expense	237	252	251	257	241
Income taxes	41	34	34	33	34
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$71	61	58	57	62

Economic profit	$53	43	41	40	47
Risk adjusted return on capital	50.45%	44.08	42.96	42.14	48.28
Economic capital, average	$532	528	518	510	506
Cash overhead efficiency ratio (a)	67.81%	72.20	73.18	73.79	70.13
Lending commitments	$6,481	6,285	6,229	5,840	5,574
Average loans, net	16,438	15,986	15,571	14,887	14,202
Average core deposits	$13,790	14,355	14,832	14,365	13,475
FTE employees	4,492	4,732	4,771	4,808	4,816

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2006			2005
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$482	507	503	588	532
Fee and other income	989	1,215	1,242	901	1,027
Intersegment revenue	(43)	(42)	(37)	(51)	(45)

Total revenue (b)	1,428	1,680	1,708	1,438	1,514
Provision for credit losses	(5)	(33)	1	(13)	(3)
Noninterest expense	791	878	887	784	808
Income taxes	229	300	280	226	242
Tax-equivalent adjustment	9	9	22	23	21

Segment earnings	$404	526	518	418	446

Economic profit	$189	303	333	228	264
Risk adjusted return on capital	22.37%	30.15	33.92	27.10	29.64
Economic capital, average	$6,605	6,352	5,883	5,628	5,606
Cash overhead efficiency ratio (b)	55.37%	52.30	51.92	54.54	53.35
Lending commitments	$102,698	106,105	103,812	103,079	92,966
Average loans, net	45,705	43,728	42,911	41,541	38,813
Average core deposits	$26,048	26,174	25,357	25,903	24,790
FTE employees	5,692	5,879	5,659	5,789	4,792

CORPORATE LENDING
Net interest income (b)	$183	205	190	211	215
Fee and other income	114	113	162	109	111
Intersegment revenue	8	7	7	7	6

Total revenue (b)	305	325	359	327	332
Provision for credit losses	(5)	(33)	1	(25)	(3)
Noninterest expense	97	110	108	96	116
Income taxes	82	94	95	99	82
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$131	154	155	157	137

Economic profit	$5	15	48	36	29
Risk adjusted return on capital	11.60%	12.68	16.93	15.66	14.67
Economic capital, average	$3,666	3,589	3,260	3,101	3,113
Cash overhead efficiency ratio (b)	31.88%	33.76	30.18	29.64	34.56
Average loans, net	$31,819	31,295	30,761	30,388	29,440
Average core deposits	$148	136	156	230	358

(a)	Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	2006			2005
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$96	97	90	93	89
Fee and other income	198	199	191	183	185
Intersegment revenue	(33)	(32)	(30)	(30)	(29)

Total revenue (b)	261	264	251	246	245
Provision for credit losses	—	—	—	12	—
Noninterest expense	163	176	172	171	168
Income taxes	35	32	29	23	29
Tax-equivalent adjustment	—	—	—	—	—

Segment earnings	$63	56	50	40	48

Economic profit	$51	45	38	34	37
Risk adjusted return on capital	71.80%	64.13	54.01	46.53	58.28
Economic capital, average	$338	333	362	382	314
Cash overhead efficiency ratio (b)	61.97%	66.95	68.39	69.58	69.10
Average loans, net	$7,793	7,273	7,116	6,320	5,610
Average core deposits	$17,426	16,812	16,251	16,520	15,603

INVESTMENT BANKING
Net interest income (b)	$203	205	223	284	228
Fee and other income	677	903	889	609	731
Intersegment revenue	(18)	(17)	(14)	(28)	(22)

Total revenue (b)	862	1,091	1,098	865	937
Provision for credit losses	—	—	—	—	—
Noninterest expense	531	592	607	517	524
Income taxes	112	174	156	104	131
Tax-equivalent adjustment	9	9	22	23	21

Segment earnings	$210	316	313	221	261

Economic profit	$133	243	247	158	198
Risk adjusted return on capital	31.13%	51.29	55.20	40.17	46.91
Economic capital, average	$2,601	2,430	2,261	2,145	2,179
Cash overhead efficiency ratio (b)	61.64%	54.31	55.24	59.66	55.92
Average loans, net	$6,093	5,160	5,034	4,833	3,763
Average core deposits	$8,474	9,226	8,950	9,153	8,829

(Continued)

Table 5
BUSINESS SEGMENTS

	2006			2005
	Third	Second	First	Fourth	Third
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Quarter

PARENT
Net interest income (a)	$(123)	(28)	97	131	172
Fee and other income	145	92	(15)	(16)	129
Intersegment revenue	2	2	1	2	—

Total revenue (a)	24	66	83	117	301
Provision for credit losses	(10)	(5)	(2)	18	2
Noninterest expense	195	239	235	316	230
Minority interest	104	89	95	103	105
Income tax benefits	(226)	(187)	(150)	(242)	(111)
Tax-equivalent adjustment	17	14	16	17	21

Segment earnings (loss)	$(56)	(84)	(111)	(95)	54

Economic profit	$(90)	(105)	(133)	(117)	32
Risk adjusted return on capital	(1.15)%	(4.09)	(9.07)	(4.68)	15.28
Economic capital, average	$2,918	2,828	2,674	2,948	2,890
Cash overhead efficiency ratio (a)	449.86%	212.25	172.20	188.44	43.78
Lending commitments	$472	473	516	508	433
Average loans, net	21,034	22,383	23,395	11,824	11,821
Average core deposits	$4,480	4,532	5,289	5,774	5,572
FTE employees	23,886	24,087	24,248	24,066	24,590

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Three Months Ended September 30, 2006
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$2,823	247	149	482	(123)	(37)	3,541
Fee and other income	902	1,230	199	989	145	—	3,465
Intersegment revenue	48	(8)	1	(43)	2	—	—

Total revenue (a)	3,773	1,469	349	1,428	24	(37)	7,006
Provision for credit losses	123	—	—	(5)	(10)	—	108
Noninterest expense	1,689	1,095	237	791	195	38	4,045
Minority interest	—	—	—	—	104	—	104
Income taxes (benefits)	704	137	41	229	(226)	(13)	872
Tax-equivalent adjustment	11	—	—	9	17	(37)	—

Net income (loss)	$1,246	237	71	404	(56)	(25)	1,877

Economic profit	$981	194	53	189	(90)	—	1,327
Risk adjusted return on capital	56.88%	61.27	50.45	22.37	(1.15)	—	37.25
Economic capital, average	$8,476	1,534	532	6,605	2,918	—	20,065
Cash overhead efficiency ratio (a)	44.75%	74.59	67.81	55.37	449.86	—	55.60
Lending commitments	$128,380	263	6,481	102,698	472	—	238,294
Average loans, net	197,138	795	16,438	45,705	21,034	—	281,110
Average core deposits	$216,795	30,114	13,790	26,048	4,480	—	291,227
FTE employees	45,687	17,303	4,492	5,692	23,886	—	97,060

	Three Months Ended September 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$2,379	211	146	532	172	(53)	3,387
Fee and other income	760	1,146	196	1,027	129	—	3,258
Intersegment revenue	53	(9)	1	(45)	—	—	—

Total revenue (a)	3,192	1,348	343	1,514	301	(53)	6,645
Provision for credit losses	77	—	6	(3)	2	—	82
Noninterest expense	1,575	1,067	241	808	230	83	4,004
Minority interest	—	—	—	—	105	(1)	104
Income taxes (benefits)	555	101	34	242	(111)	(31)	790
Tax-equivalent adjustment	10	1	—	21	21	(53)	—

Net income	$975	179	62	446	54	(51)	1,665

Economic profit	$749	137	47	264	32	—	1,229
Risk adjusted return on capital	53.26%	47.88	48.28	29.64	15.28	—	38.84
Economic capital, average	$7,038	1,476	506	5,606	2,890	—	17,516
Cash overhead efficiency ratio (a)	49.33%	79.13	70.13	53.35	43.78	—	57.06
Lending commitments	$106,570	184	5,574	92,966	433	—	205,727
Average loans, net	163,752	372	14,202	38,813	11,821	—	228,960
Average core deposits	$203,104	33,807	13,475	24,790	5,572	—	280,748
FTE employees	41,399	17,310	4,816	4,792	24,590	—	92,907

a)	Tax-equivalent.

(b)	The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2006	2005

GENERAL BANK COMBINED (a)
Net interest income (b)	$8,147	7,020
Fee and other income	2,631	2,132
Intersegment revenue	139	140

Total revenue (b)	10,917	9,292
Provision for credit losses	280	202
Noninterest expense	5,107	4,612
Income taxes	1,986	1,613
Tax-equivalent adjustment	32	30

Segment earnings	$3,512	2,835

Economic profit	$2,726	2,144
Risk adjusted return on capital	56.12%	51.87
Economic capital, average	$8,076	7,015
Cash overhead efficiency ratio (b)	46.78%	49.63
Lending commitments	$128,380	106,570
Average loans, net	189,378	161,671
Average core deposits	$214,253	199,646
FTE employees	45,687	41,399

COMMERCIAL
Net interest income (b)	$3,046	2,312
Fee and other income	356	329
Intersegment revenue	101	102

Total revenue (b)	3,503	2,743
Provision for credit losses	155	37
Noninterest expense	1,129	934
Income taxes	779	620
Tax-equivalent adjustment	31	30

Segment earnings	$1,409	1,122

Economic profit	$895	692
Risk adjusted return on capital	36.52%	36.27
Economic capital, average	$4,690	3,660
Cash overhead efficiency ratio (b)	32.23%	34.06
Average loans, net	$98,124	78,216
Average core deposits	$47,124	46,070

RETAIL AND SMALL BUSINESS
Net interest income (b)	$5,101	4,708
Fee and other income	2,275	1,803
Intersegment revenue	38	38

Total revenue (b)	7,414	6,549
Provision for credit losses	125	165
Noninterest expense	3,978	3,678
Income taxes	1,207	993
Tax-equivalent adjustment	1	—

Segment earnings	$2,103	1,713

Economic profit	$1,831	1,452
Risk adjusted return on capital	83.28%	68.89
Economic capital, average	$3,386	3,355
Cash overhead efficiency ratio (b)	53.65%	56.15
Average loans, net	$91,254	83,455
Average core deposits	$167,129	153,576

(a)	General Bank Combined represents the consolidation of the General Bank’s Commercial, and Retail and Small Business lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2006	2005

CAPITAL MANAGEMENT COMBINED (a)
Net interest income (b)	$756	600
Fee and other income	3,679	3,418
Intersegment revenue	(25)	(27)

Total revenue (b)	4,410	3,991
Provision for credit losses	—	—
Noninterest expense	3,343	3,171
Income taxes	389	299
Tax-equivalent adjustment	1	1

Segment earnings	$677	520

Economic profit	$549	398
Risk adjusted return on capital	58.09%	47.00
Economic capital, average	$1,559	1,478
Cash overhead efficiency ratio (b)	75.81%	79.44
Lending commitments	$263	184
Average loans, net	626	347
Average core deposits	$31,829	35,100
FTE employees	17,303	17,310
Assets under management	$250,075	233,114

ASSET MANAGEMENT
Net interest income (b)	$7	6
Fee and other income	690	640
Intersegment revenue	(1)	(1)

Total revenue (b)	696	645
Provision for credit losses	—	—
Noninterest expense	567	524
Income taxes	47	44
Tax-equivalent adjustment	—	—

Segment earnings	$82	77

Economic profit	$63	61
Risk adjusted return on capital	48.19%	50.80
Economic capital, average	$226	203
Cash overhead efficiency ratio (b)	81.53%	81.10
Average loans, net	$22	16
Average core deposits	$250	206

(a)	Capital Management Combined represents the consolidation of Capital Management’s Asset Management, Retail Brokerage Services, and Other, which primarily serves to eliminate intersegment revenue.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2006	2005

RETAIL BROKERAGE SERVICES
Net interest income (b)	$748	593
Fee and other income	2,997	2,787
Intersegment revenue	(23)	(25)

Total revenue (b)	3,722	3,355
Provision for credit losses	—	—
Noninterest expense	2,790	2,662
Income taxes	340	253
Tax-equivalent adjustment	1	1

Segment earnings	$591	439

Economic profit	$482	333
Risk adjusted return on capital	59.39%	45.96
Economic capital, average	$1,333	1,275
Cash overhead efficiency ratio (b)	74.95%	79.37
Average loans, net	$604	331
Average core deposits	$31,579	34,894

OTHER
Net interest income (b)	$1	1
Fee and other income	(8)	(9)
Intersegment revenue	(1)	(1)

Total revenue (b)	(8)	(9)
Provision for credit losses	—	—
Noninterest expense	(14)	(15)
Income taxes	2	2
Tax-equivalent adjustment	—	—

Segment earnings	$4	4

Economic profit	$4	4
Risk adjusted return on capital	—%	—
Economic capital, average	$—	—
Cash overhead efficiency ratio (b)	—%	—
Average loans, net	$—	—
Average core deposits	$—	—

(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2006	2005

WEALTH MANAGEMENT
Net interest income (a)	$451	428
Fee and other income	587	534
Intersegment revenue	3	4

Total revenue (a)	1,041	966
Provision for credit losses	2	5
Noninterest expense	740	666
Income taxes	109	108
Tax-equivalent adjustment	—	—

Segment earnings	$190	187

Economic profit	$137	140
Risk adjusted return on capital	45.88%	49.96
Economic capital, average	$526	481
Cash overhead efficiency ratio (a)	71.05%	68.93
Lending commitments	$6,481	5,574
Average loans, net	16,002	13,571
Average core deposits	$14,322	13,327
FTE employees	4,492	4,816

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2006	2005

CORPORATE AND INVESTMENT BANK COMBINED (a)
Net interest income (b)	$1,492	1,642
Fee and other income	3,446	2,795
Intersegment revenue	(122)	(118)

Total revenue (b)	4,816	4,319
Provision for credit losses	(37)	(14)
Noninterest expense	2,556	2,252
Income taxes	809	697
Tax-equivalent adjustment	40	76

Segment earnings	$1,448	1,308

Economic profit	$825	784
Risk adjusted return on capital	28.56%	30.50
Economic capital, average	$6,283	5,373
Cash overhead efficiency ratio (b)	53.08%	52.14
Lending commitments	$102,698	92,966
Average loans, net	44,125	37,740
Average core deposits	$25,862	22,741
FTE employees	5,692	4,792

CORPORATE LENDING
Net interest income (b)	$578	668
Fee and other income	389	458
Intersegment revenue	22	17

Total revenue (b)	989	1,143
Provision for credit losses	(37)	(15)
Noninterest expense	315	328
Income taxes	271	314
Tax-equivalent adjustment	—	—

Segment earnings	$440	516

Economic profit	$68	205
Risk adjusted return on capital	13.60%	20.21
Economic capital, average	$3,506	2,974
Cash overhead efficiency ratio (b)	31.88%	28.64
Average loans, net	$31,296	28,790
Average core deposits	$146	434

(a)	Corporate and Investment Bank Combined represents the consolidation of the Corporate and Investment Bank’s Corporate Lending, Treasury and International Trade Finance, and Investment Banking lines of business.

(b)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2006	2005

TREASURY AND INTERNATIONAL TRADE FINANCE
Net interest income (b)	$283	267
Fee and other income	588	544
Intersegment revenue	(95)	(87)

Total revenue (b)	776	724
Provision for credit losses	—	—
Noninterest expense	511	496
Income taxes	96	84
Tax-equivalent adjustment	—	—

Segment earnings	$169	144

Economic profit	$134	115
Risk adjusted return on capital	63.17%	62.10
Economic capital, average	$344	301
Cash overhead efficiency ratio (b)	65.74%	68.57
Average loans, net	$7,397	5,359
Average core deposits	$16,834	14,549

INVESTMENT BANKING
Net interest income (b)	$631	707
Fee and other income	2,469	1,793
Intersegment revenue	(49)	(48)

Total revenue (b)	3,051	2,452
Provision for credit losses	—	1
Noninterest expense	1,730	1,428
Income taxes	442	299
Tax-equivalent adjustment	40	76

Segment earnings	$839	648

Economic profit	$623	464
Risk adjusted return on capital	45.22%	40.53
Economic capital, average	$2,433	2,098
Cash overhead efficiency ratio (b)	56.72%	58.25
Average loans, net	$5,432	3,591
Average core deposits	$8,882	7,758

(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended
	September 30,
(Dollars in millions)	2006	2005

PARENT
Net interest income (a)	$(54)	635
Fee and other income	222	351
Intersegment revenue	5	1

Total revenue (a)	173	987
Provision for credit losses	(17)	(25)
Noninterest expense	669	729
Minority interest	288	264
Income tax benefits	(563)	(257)
Tax-equivalent adjustment	47	60

Segment earnings (loss)	$(251)	216

Economic profit	$(328)	148
Risk adjusted return on capital	(4.62)%	18.04
Economic capital, average	$2,807	2,818
Cash overhead efficiency ratio (a)	224.92%	41.32
Lending commitments	$472	433
Average loans, net	22,261	11,372
Average core deposits	$4,764	4,948
FTE employees	23,886	24,590

(a)	Tax-equivalent.
(Continued)

Table 5
BUSINESS SEGMENTS

	Nine Months Ended September 30, 2006
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$8,147	756	451	1,492	(54)	(120)	10,672
Fee and other income	2,631	3,679	587	3,446	222	—	10,565
Intersegment revenue	139	(25)	3	(122)	5	—	-

Total revenue (a)	10,917	4,410	1,041	4,816	173	(120)	21,237
Provision for credit losses	280	—	2	(37)	(17)	—	228
Noninterest expense	5,107	3,343	740	2,556	669	130	12,545
Minority interest	—	—	—	—	288	1	289
Income taxes (benefits)	1,986	389	109	809	(563)	(45)	2,685
Tax-equivalent adjustment	32	1	—	40	47	(120)	-

Net income (loss)	$3,512	677	190	1,448	(251)	(86)	5,490

Economic profit	$2,726	549	137	825	(328)	—	3,909
Risk adjusted return on capital	56.12%	58.09	45.88	28.56	(4.62)	—	38.15
Economic capital, average	$8,076	1,559	526	6,283	2,807	—	19,251
Cash overhead efficiency ratio (a)	46.78%	75.81	71.05	53.08	224.92	—	56.81
Lending commitments	$128,380	263	6,481	102,698	472	—	238,294
Average loans, net	189,378	626	16,002	44,125	22,261	—	272,392
Average core deposits	$214,253	31,829	14,322	25,862	4,764	—	291,030
FTE employees	45,687	17,303	4,492	5,692	23,886	—	97,060

	Nine Months Ended September 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (b)	Total

CONSOLIDATED
Net interest income (a)	$7,020	600	428	1,642	635	(167)	10,158
Fee and other income	2,132	3,418	534	2,795	351	—	9,230
Intersegment revenue	140	(27)	4	(118)	1	—	—

Total revenue (a)	9,292	3,991	966	4,319	987	(167)	19,388
Provision for credit losses	202	—	5	(14)	(25)	—	168
Noninterest expense	4,612	3,171	666	2,252	729	234	11,664
Minority interest	—	—	—	—	264	(25)	239
Income taxes (benefits)	1,613	299	108	697	(257)	(79)	2,381
Tax-equivalent adjustment	30	1	—	76	60	(167)	—

Net income	$2,835	520	187	1,308	216	(130)	4,936

Economic profit	$2,144	398	140	784	148	—	3,614
Risk adjusted return on capital	51.87%	47.00	49.96	30.50	18.04	—	39.15
Economic capital, average	$7,015	1,478	481	5,373	2,818	—	17,165
Cash overhead efficiency ratio (a)	49.63%	79.44	68.93	52.14	41.32	—	56.80
Lending commitments	$106,570	184	5,574	92,966	433	—	205,727
Average loans, net	161,671	347	13,571	37,740	11,372	—	224,701
Average core deposits	$199,646	35,100	13,327	22,741	4,948	—	275,762
FTE employees	41,399	17,310	4,816	4,792	24,590	—	92,907

(a)	Tax-equivalent.

(b)	The tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

Table 6
NET TRADING REVENUE — INVESTMENT BANKING (a)

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Net interest income (Tax-equivalent)	$25	63	57	123	107
Trading accounts profits (losses)	125	156	208	(51)	135
Other fee income	76	63	98	52	67

Total net trading revenue (Tax-equivalent)	$226	282	363	124	309

(a)	Certain amounts presented in periods prior to the third quarter of 2006 have been reclassified to conform to the presentation in the third quarter of 2006.
Table 7
SELECTED RATIOS

	Nine Months Ended
	September 30,			2006			2005
				Third	Second	First	Fourth	Third
	2006		2005	Quarter	Quarter	Quarter	Quarter	Quarter

PERFORMANCE RATIOS (a)
Assets to stockholders’ equity	11.02	X	10.70	11.07	11.08	10.90	11.21	10.81
Return on assets	1.36%		1.31	1.34	1.39	1.34	1.30	1.29
Return on common stockholders’ equity	14.96		13.97	14.85	15.41	14.62	14.60	13.95
Return on total stockholders’ equity	14.96%		13.97	14.85	15.41	14.62	14.60	13.95

DIVIDEND PAYOUT RATIOS
Common shares	46.06%		46.13	47.86	43.59	46.79	46.79	48.11

(a)	Based on average balances and net income.

Table 8
TRADING ACCOUNT ASSETS AND LIABILITIES

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

TRADING ACCOUNT ASSETS
U.S. Treasury	$2,145	2,176	938	1,293	1,120
U.S. Government agencies	2,492	2,319	1,990	2,154	2,692
State, county and municipal	1,199	1,077	1,449	2,180	1,998
Mortgage-backed securities	1,617	1,280	2,580	2,582	4,470
Other asset-backed securities	8,151	11,505	5,923	7,486	9,360
Corporate bonds and debentures	4,851	5,475	5,578	4,932	5,598
Equity securities	4,654	4,828	4,864	5,665	5,657
Derivative financial instruments	10,735	12,002	10,990	10,010	11,144
Sundry	8,060	5,890	5,073	6,402	7,607

Total trading account assets	$43,904	46,552	39,385	42,704	49,646

TRADING ACCOUNT LIABILITIES
Securities sold short	9,502	8,182	8,418	8,790	9,914
Derivative financial instruments	10,051	10,227	9,428	8,808	9,901

Total trading account liabilities	$19,553	18,409	17,846	17,598	19,815

Table 9
LOANS — ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ON-BALANCE SHEET LOAN PORTFOLIO
COMMERCIAL
Commercial, financial and agricultural	$95,281	91,737	89,138	87,327	83,241
Real estate — construction and other	16,067	15,329	14,483	13,972	13,653
Real estate — mortgage	19,455	19,745	20,066	19,966	19,864
Lease financing	25,253	25,194	25,238	25,368	25,022
Foreign	12,677	11,680	11,535	10,221	8,888

Total commercial	168,733	163,685	160,460	156,854	150,668

CONSUMER
Real estate secured	100,115	98,420	98,898	94,748	80,128
Student loans	9,175	9,139	10,555	9,922	11,458
Installment loans	21,454	20,508	20,189	6,751	6,745

Total consumer	130,744	128,067	129,642	111,421	98,331

Total loans	299,477	291,752	290,102	268,275	248,999
Unearned income	8,718	8,836	9,170	9,260	9,266

Loans, net (On-balance sheet)	$290,759	282,916	280,932	259,015	239,733

MANAGED PORTFOLIO (a)

COMMERCIAL
On-balance sheet loan portfolio	$168,733	163,685	160,460	156,854	150,668
Securitized loans — off-balance sheet	218	250	1,191	1,227	1,263
Loans held for sale	5,556	3,602	3,588	3,860	4,039

Total commercial	174,507	167,537	165,239	161,941	155,970

CONSUMER
Real estate secured
On-balance sheet loan portfolio	100,115	98,420	98,898	94,748	80,128
Securitized loans — off-balance sheet	6,151	6,833	7,598	8,438	9,255
Securitized loans included in securities	6,611	6,878	4,628	4,817	4,218
Loans held for sale	3,324	3,843	3,679	2,296	12,660

Total real estate secured	116,201	115,974	114,803	110,299	106,261

Student
On-balance sheet loan portfolio	9,175	9,139	10,555	9,922	11,458
Securitized loans — off-balance sheet	3,218	3,353	1,866	2,000	341
Securitized loans included in securities	52	52	52	52	—

Total student	12,445	12,544	12,473	11,974	11,799

Installment
On-balance sheet loan portfolio	21,454	20,508	20,189	6,751	6,745
Securitized loans — off-balance sheet	3,695	3,809	3,297	3,392	2,228
Securitized loans included in securities	169	181	193	206	146
Loans held for sale	159	305	592	249	1,339

Total installment	25,477	24,803	24,271	10,598	10,458

Total consumer	154,123	153,321	151,547	132,871	128,518

Total managed portfolio	$328,630	320,858	316,786	294,812	284,488

SERVICING PORTFOLIO (b)
Commercial	$227,899	212,500	192,367	173,428	158,650
Consumer	$60,854	58,082	58,697	56,741	55,813

(a)	The managed portfolio includes the on-balance sheet loan portfolio, loans securitized for which the retained interests are classified in securities on-balance sheet, loans held for sale on-balance sheet and the off-balance sheet portfolio of securitized loans sold, where we service the loans.

(b)	The servicing portfolio consists of third party commercial and consumer loans for which our sole function is that of servicing the loans for the third parties.

Table 10
LOANS HELD FOR SALE

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Core business activity, beginning of period (a)	$7,740	7,846	6,388	18,014	14,447
Balance of acquired entities at purchase date	—	—	—	873	—
Originations/purchases	17,113	13,870	13,068	13,704	15,157
Transfer to (from) loans held for sale, net	(154)	(238)	(70)	(12,060)	(562)
Performing loans sold or securitized	(15,137)	(13,357)	(11,397)	(11,444)	(8,604)
Other, principally payments	(532)	(381)	(143)	(2,699)	(2,424)

Core business activity, end of period	9,030	7,740	7,846	6,388	18,014
Portfolio management activity, end of period (a)	9	10	13	17	24

Total loans held for sale (b)	$9,039	7,750	7,859	6,405	18,038

(a)	Core business activity means we originate or purchase loans with the intent to sell them to third parties, and portfolio management activity means we look for market opportunities to reduce risk in the loan portfolio by transferring loans to loans held for sale.

(b)	Nonperforming assets included in loans held for sale at September 30, June 30, and March 31, 2006, and at December 31, and September 30, 2005, were $23 million, $23 million, $24 million, $32 million and $59 million, respectively.

Table 11
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

ALLOWANCE FOR LOAN LOSSES (a)
Balance, beginning of period	$3,021	3,036	2,724	2,719	2,718
Provision for credit losses	118	49	59	72	74
Provision for credit losses relating to loans transferred to loans held for sale or sold	(4)	5	—	5	12
Balance of acquired entities at purchase date	—	—	300	—	—
Allowance relating to loans acquired, transferred to loans held for sale or sold	(15)	(18)	12	(21)	(26)
Net charge-offs	(116)	(51)	(59)	(51)	(59)

Balance, end of period	$3,004	3,021	3,036	2,724	2,719

as a % of loans, net	1.03%	1.07	1.08	1.05	1.13

as a % of nonaccrual and restructured loans (b)	520%	488	452	439	347

as a % of nonperforming assets (b)	396%	421	389	378	303

LOAN LOSSES
Commercial, financial and agricultural	$25	32	27	52	43
Commercial real estate — construction and mortgage	2	3	7	12	9
Consumer	149	116	69	65	71

Total loan losses	176	151	103	129	123

LOAN RECOVERIES
Commercial, financial and agricultural	14	54	16	50	35
Commercial real estate — construction and mortgage	1	1	—	3	2
Consumer	45	45	28	25	27

Total loan recoveries	60	100	44	78	64

Net charge-offs	$116	51	59	51	59

Commercial loan net charge-offs as % of average commercial loans, net (c)	0.03%	(0.06)	0.05	0.03	0.05
Consumer loan net charge-offs as % of average consumer loans, net (c)	0.32	0.23	0.14	0.16	0.18
Total net charge-offs as % of average loans, net (c)	0.16%	0.08	0.09	0.09	0.10

NONPERFORMING ASSETS
Nonaccrual loans
Commercial, financial and agricultural	$275	299	342	307	445
Commercial real estate — construction and mortgage	80	88	84	85	120
Consumer real estate secured	213	226	240	221	209
Installment loans	10	6	6	7	10

Total nonaccrual loans	578	619	672	620	784
Foreclosed properties (d)	181	99	108	100	112

Total nonperforming assets	$759	718	780	720	896

Nonperforming loans included in loans held for sale (e)	$23	23	24	32	59
Nonperforming assets included in loans and in loans held for sale	$782	741	804	752	955

as % of loans, net, and foreclosed properties (b)	0.26%	0.25	0.28	0.28	0.37

as % of loans, net, foreclosed properties and loans held for sale (e)	0.26%	0.25	0.28	0.28	0.37

Accruing loans past due 90 days	$666	624	610	625	525

(a)	See Table 12 for information related to the reserve for unfunded lending commitments.

(b)	These ratios do not include nonperforming loans included in loans held for sale.

(c)	Annualized.

(d)	Restructured loans are not significant.

(e)	These ratios reflect nonperforming loans included in loans held for sale. Loans held for sale are recorded at the lower of cost or market value, and accordingly, the amounts shown and included in the ratios are net of the transferred allowance for loan losses and the lower of cost or market value adjustments.

Table 12
RESERVE FOR UNFUNDED LENDING COMMITMENTS

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

RESERVE FOR UNFUNDED LENDING COMMITMENTS
Balance, beginning of period	$165	160	158	154	158
Provision for credit losses	(6)	5	2	4	(4)

Balance, end of period	$159	165	160	158	154

Table 13
NONACCRUAL LOAN ACTIVITY (a)

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period	$619	672	620	784	819

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	387	426	392	565	585

New nonaccrual loans and advances	129	188	147	117	229
Gross charge-offs	(27)	(35)	(34)	(64)	(52)
Transfers to other real estate owned	(2)	(1)	—	(1)	(1)
Sales	(43)	(32)	(2)	(91)	(93)
Other, principally payments	(89)	(159)	(77)	(134)	(103)

Net commercial nonaccrual loan activity	(32)	(39)	34	(173)	(20)

Commercial nonaccrual loans, end of period	355	387	426	392	565

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	232	246	228	219	234

New nonaccrual loans, advances and other, net	(9)	(14)	18	(5)	(15)
Transfers from loans held for sale	—	—	—	15	—
Sales and securitizations	—	—	—	(1)	—

Net consumer nonaccrual loan activity	(9)	(14)	18	9	(15)

Consumer nonaccrual loans, end of period	223	232	246	228	219

Balance, end of period	$578	619	672	620	784

(a)	Excludes nonaccrual loans included in loans held for sale and foreclosed properties.

Table 14
GOODWILL AND OTHER INTANGIBLE ASSETS

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Goodwill	$23,535	23,550	23,443	21,807	21,857
Deposit base	577	631	691	705	779
Customer relationships	688	714	742	413	416
Tradename	90	90	90	90	90

Total goodwill and other intangible assets	$24,890	24,985	24,966	23,015	23,142

	Nine Months Ended September 30, 2006
	Employee	Occupancy
	Termination	and
(In millions)	Benefits	Equipment	Other	Total

EXIT COST PURCHASE ACCOUNTING ACCRUAL ACTIVITY
Wachovia/SouthTrust — November 1, 2004
Balance, December 31, 2005	$123	9	3	135
Purchase accounting adjustments	—	—	—	—
Cash payments	(60)	(3)	(1)	(64)
Noncash write-downs	—	(6)	—	(6)

Balance, September 30, 2006	$63	—	2	65

Table 15
DEPOSITS

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CORE DEPOSITS
Noninterest-bearing	$63,880	66,388	67,365	67,487	68,402
Savings and NOW accounts	75,536	77,297	80,773	81,536	78,013
Money market accounts	97,762	98,426	100,078	100,220	98,838
Other consumer time	54,489	50,132	47,876	44,319	42,479

Total core deposits	291,667	292,243	296,092	293,562	287,732
OTHER DEPOSITS
Foreign	18,753	20,326	19,157	18,041	15,736
Other time	12,878	15,045	13,315	13,291	16,971

Total deposits	$323,298	327,614	328,564	324,894	320,439

Table 16
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

September 30, 2006
(In millions)

MATURITY OF
3 months or less	$8,235
Over 3 months through 6 months	3,102
Over 6 months through 12 months	9,975
Over 12 months	4,847

Total time deposits in amounts of $100,000 or more	$26,159

Table 17
LONG-TERM DEBT

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

NOTES AND DEBENTURES ISSUED BY THE PARENT COMPANY
Notes
3.50% to 6.625%, due 2006 to 2020	$6,975	6,366	6,352	5,724	5,724
Floating rate, due 2006 to 2013	9,649	9,249	9,249	8,449	7,149
Equity-linked, due 2006 to 2012	699	590	444	343	168
Floating rate, Euro notes, due 2011	1,897	—	—	—	—
4.375%, Euro notes, due 2016	943	—	—	—	—
Subordinated notes
4.875% to 6.40%, due 2008 to 2035	5,192	5,491	5,489	5,784	5,787
Floating rate, due 2015	600	600	600	600	—
6.605%, due 2025	250	250	250	250	250
6.30%, Putable/Callable, due 2028	200	200	200	200	200
5.80%, income trust securities, due 2042	2,501	2,501	2,501	—	—
Subordinated debentures
6.55% to 7.574%, due 2026 to 2035	795	795	795	796	795
Hedge-related basis adjustments	35	(310)	(103)	111	97

Total notes and debentures issued by the Parent Company	29,736	25,732	25,777	22,257	20,170

NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global bank note programs, varying rates and terms to 2040	18,134	15,996	9,619	6,235	4,386
Floating rate, Euro notes, due 2011	3,480	—	—	—	—
Subordinated notes
Bank, 4.75% to 9.625%, due 2006 to 2036	8,333	8,334	8,336	6,549	6,549
6.75%, due 2006	200	200	200	200	200
7.95%, due 2007	100	250	250	250	250
Floating rate, due 2013	417	417	417	417	417
5.25%, Euro notes, due 2023	1,386	—	—	—	—

Total notes issued by subsidiaries	32,050	25,197	18,822	13,651	11,802

OTHER DEBT
Junior subordinated debentures, floating rate, due 2026 to 2029	3,112	3,112	3,114	3,114	3,106
Auto secured financing, due 2006 to 2014	9,694	9,571	11,138	—	—
Collateralized notes, floating rate, due 2007 to 2011	4,420	4,420	4,420	4,420	4,420
Advances from the Federal Home Loan Bank	2,512	2,517	2,519	2,519	4,145
Preferred units issued by subsidiaries	2,352	2,352	2,352	2,352	852
Capitalized leases	38	38	38	39	737
Mortgage notes and other debt of subsidiaries	2,441	1,826	2,072	706	525
Hedge-related basis adjustments	64	(138)	(34)	(87)	89

Total other debt	24,633	23,698	25,619	13,063	13,874

Total long-term debt	$86,419	74,627	70,218	48,971	45,846

Table 18
CHANGES IN STOCKHOLDERS’ EQUITY

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

Balance, beginning of period, as reported	$48,872	49,789	47,561	46,757	47,904
Cumulative effect of an accounting change, net of income taxes	—	—	41	—	—

Balance, beginning of period	48,872	49,789	47,602	46,757	47,904

Comprehensive income
Net income	1,877	1,885	1,728	1,707	1,665
Minimum pension liability	—	—	—	(19)	—
Net unrealized gain (loss) on debt and equity securities	1,389	(943)	(792)	(397)	(848)
Net unrealized gain (loss) on derivative financial instruments	63	16	(23)	(29)	(9)

Total comprehensive income	3,329	958	913	1,262	808
Purchases of common stock	(554)	(1,462)	(2,108)	(42)	(1,305)
Common stock issued for
Stock options and restricted stock	315	209	455	299	73
Acquisitions	(2)	97	3,868	—	3
Deferred compensation, net	108	96	(119)	79	67
Cash dividends on common shares	(888)	(815)	(822)	(794)	(793)

Balance, end of period	$51,180	48,872	49,789	47,561	46,757

Table 19
CAPITAL RATIOS

	2006			2005
	Third	Second	First	Fourth	Third
(In millions)	Quarter	Quarter	Quarter	Quarter	Quarter

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
Tier 1 capital	$34,842	33,910	34,013	30,308	28,993
Total capital	51,624	49,592	49,510	43,709	42,183
Adjusted risk-weighted assets	450,067	434,390	432,215	404,068	390,843
Adjusted leverage ratio assets	$528,071	516,500	495,531	495,601	486,865
Ratios
Tier 1 capital	7.74%	7.81	7.87	7.50	7.42
Total capital	11.47	11.42	11.45	10.82	10.79
Leverage	6.60	6.57	6.86	6.12	5.96
STOCKHOLDERS’ EQUITY TO ASSETS
Quarter-end	9.14	8.83	9.19	9.13	8.78
Average	9.03%	9.03	9.18	8.92	9.25

BANK CAPITAL RATIOS
Tier 1 capital
Wachovia Bank, National Association	7.65%	7.93	7.71	7.45	7.55
Wachovia Bank of Delaware, National Association	15.08	15.64	15.02	14.07	13.59
Total capital
Wachovia Bank, National Association	11.29	11.47	11.25	10.70	11.07
Wachovia Bank of Delaware, National Association	16.96	17.72	17.16	16.27	15.67
Leverage
Wachovia Bank, National Association	6.58	6.66	6.89	6.26	6.27
Wachovia Bank of Delaware, National Association	11.84%	11.52	11.60	10.52	11.48

(a)	Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	THIRD QUARTER 2006			SECOND QUARTER 2006
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$2,671	34	5.07%	$2,027	25	5.04%
Federal funds sold and securities purchased under resale agreements	17,530	224	5.08	17,628	209	4.75
Trading account assets (a)	31,160	409	5.24	29,252	393	5.37
Securities (a)	122,152	1,661	5.44	124,102	1,668	5.38
Loans (a) (b)
Commercial
Commercial, financial and agricultural	93,886	1,673	7.07	90,259	1,555	6.92
Real estate — construction and other	15,787	308	7.74	14,946	277	7.43
Real estate — mortgage	19,507	378	7.69	20,118	369	7.36
Lease financing	9,731	172	7.04	9,895	175	7.08
Foreign	11,655	158	5.37	11,123	142	5.10

Total commercial	150,566	2,689	7.09	146,341	2,518	6.90

Consumer
Real estate secured	99,669	1,670	6.69	97,377	1,584	6.51
Student loans	9,605	161	6.65	10,842	170	6.30
Installment loans	21,270	517	9.66	20,705	482	9.33

Total consumer	130,544	2,348	7.17	128,924	2,236	6.95

Total loans	281,110	5,037	7.13	275,265	4,754	6.92

Loans held for sale	12,130	214	6.99	9,320	165	7.11
Other earning assets	5,386	113	8.35	5,638	99	7.00

Total earning assets excluding derivatives	472,139	7,692	6.49	463,232	7,313	6.32
Risk management derivatives (c)	—	129	0.11	—	125	0.11

Total earning assets including derivatives	472,139	7,821	6.60	463,232	7,438	6.43

Cash and due from banks	11,973			12,055
Other assets	71,052			68,325

Total assets	$555,164			$543,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	75,534	355	1.86	78,539	332	1.70
Money market accounts	99,788	862	3.43	99,212	764	3.09
Other consumer time	52,352	548	4.15	48,389	465	3.85
Foreign	20,599	244	4.70	21,031	234	4.47
Other time	14,534	191	5.23	15,269	197	5.16

Total interest-bearing deposits	262,807	2,200	3.32	262,440	1,992	3.04
Federal funds purchased and securities sold under repurchase agreements	51,314	629	4.86	48,732	543	4.47
Commercial paper	5,190	63	4.77	4,659	51	4.45
Securities sold short	8,951	82	3.61	9,255	74	3.21
Other short-term borrowings	5,575	30	2.14	6,423	36	2.24
Long-term debt	80,726	1,095	5.41	71,725	940	5.25

Total interest-bearing liabilities excluding derivatives	414,563	4,099	3.93	403,234	3,636	3.62
Risk management derivatives (c)	—	144	0.14	—	127	0.12

Total interest-bearing liabilities including derivatives	414,563	4,243	4.07	403,234	3,763	3.74

Noninterest-bearing deposits	63,553			65,498
Other liabilities	26,905			25,817
Stockholders’ equity	50,143			49,063

Total liabilities and stockholders’ equity	$555,164			$543,612

Interest income and rate earned — including derivatives		$7,821	6.60%		$7,438	6.43%
Interest expense and equivalent rate paid — including derivatives		4,243	3.57		3,763	3.25

Net interest income and margin — including derivatives		$3,578	3.03%		$3,675	3.18%

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

FIRST QUARTER 2006			FOURTH QUARTER 2005			THIRD QUARTER 2005
		Average			Average			Average
	Interest	Rates		Interest	Rates		Interest	Rates
Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
Balances	Expense	Paid	Balances	Expense	Paid	Balances	Expense	Paid

$ 2,872	31	4.31%	$2,514	24	3.75%	$2,417	21	3.46%

19,657	209	4.31	22,647	237	4.17	24,451	216	3.50
27,240	344	5.08	34,461	482	5.59	33,720	407	4.82
117,944	1,557	5.28	115,557	1,506	5.21	114,902	1,461	5.08

87,784	1,411	6.51	85,155	1,326	6.17	81,488	1,184	5.77
14,184	243	6.95	13,803	226	6.51	13,322	201	5.96
20,166	350	7.04	20,132	333	6.57	19,684	302	6.09
10,050	171	6.81	10,153	184	7.26	9,979	178	7.15
10,285	118	4.67	9,118	97	4.23	8,164	80	3.88

142,469	2,293	6.52	138,361	2,166	6.22	132,637	1,945	5.82

96,082	1,514	6.31	80,984	1,236	6.10	78,088	1,166	5.97
10,589	157	6.00	11,235	155	5.46	11,267	144	5.07
11,434	242	8.57	6,902	127	7.32	6,968	124	7.04

118,105	1,913	6.50	99,121	1,518	6.11	96,323	1,434	5.94

260,574	4,206	6.51	237,482	3,684	6.17	228,960	3,379	5.87

8,274	128	6.24	17,646	270	6.10	16,567	244	5.90
5,966	118	8.04	8,897	155	6.92	10,329	138	5.27

442,527	6,593	6.00	439,204	6,358	5.77	431,346	5,866	5.42
—	163	0.15	—	184	0.16	—	231	0.21

442,527	6,756	6.15	439,204	6,542	5.93	431,346	6,097	5.63

12,762			12,770			12,277
66,920			68,408			67,944

$522,209			$520,382			$511,567

79,783	304	1.54	78,936	258	1.30	78,961	220	1.10
99,632	670	2.73	100,999	609	2.39	97,746	529	2.15
46,309	407	3.57	43,549	369	3.37	41,063	325	3.13
19,330	187	3.92	17,464	157	3.56	15,285	123	3.18
13,286	153	4.67	14,859	166	4.46	10,338	109	4.21

258,340	1,721	2.70	255,807	1,559	2.42	243,393	1,306	2.13

50,087	503	4.07	55,336	526	3.77	56,426	460	3.24
4,193	41	3.93	8,062	76	3.74	12,664	108	3.39
8,520	63	3.01	8,801	70	3.13	9,040	77	3.38
7,214	40	2.26	7,164	39	2.18	6,471	29	1.80
56,052	697	4.99	47,804	576	4.81	47,788	536	4.48

384,406	3,065	3.23	382,974	2,846	2.95	375,782	2,516	2.66
—	152	0.16	—	121	0.13	—	141	0.15

384,406	3,217	3.39	382,974	2,967	3.08	375,782	2,657	2.81

64,490			64,018			62,978
25,387			26,983			25,479
47,926			46,407			47,328

$522,209			$520,382			$511,567

	$6,756	6.15%		$6,542	5.93%		$6,097	5.63%

	3,217	2.94		2,967	2.68		2,657	2.45

	$3,539	3.21%		$3,575	3.25%		$3,440	3.18%

(c)	The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES

	NINE MONTHS ENDED			NINE MONTHS ENDED
	SEPTEMBER 30, 2006			SEPTEMBER 30, 2005
			Average			Average
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
(In millions)	Balances	Expense	Paid	Balances	Expense	Paid

ASSETS
Interest-bearing bank balances	$2,523	90	4.77%	$2,516	57	3.05%
Federal funds sold and securities purchased under resale agreements	18,264	642	4.70	24,467	558	3.05
Trading account assets (a)	29,232	1,146	5.23	33,577	1,186	4.71
Securities (a)	121,415	4,886	5.37	114,956	4,407	5.11
Loans (a) (b)
Commercial
Commercial, financial and agricultural	90,666	4,639	6.84	79,469	3,228	5.43
Real estate — construction and other	14,978	828	7.39	12,941	534	5.51
Real estate — mortgage	19,928	1,097	7.36	20,205	861	5.70
Lease financing	9,891	518	6.98	10,246	543	7.07
Foreign	11,026	418	5.06	7,669	206	3.59

Total commercial	146,489	7,500	6.84	130,530	5,372	5.50

Consumer
Real estate secured	97,722	4,768	6.51	75,861	3,275	5.76
Student loans	10,342	488	6.31	11,089	393	4.74
Installment loans	17,839	1,241	9.30	7,221	361	6.69

Total consumer	125,903	6,497	6.89	94,171	4,029	5.71

Total loans	272,392	13,997	6.86	224,701	9,401	5.59

Loans held for sale	9,922	507	6.82	14,500	604	5.56
Other earning assets	5,660	330	7.79	10,296	378	4.90

Total earning assets excluding derivatives	459,408	21,598	6.28	425,013	16,591	5.21
Risk management derivatives (c)	—	417	0.12	—	775	0.25

Total earning assets including derivatives	459,408	22,015	6.40	425,013	17,366	5.46

Cash and due from banks	12,260			12,441
Other assets	68,781			67,724

Total assets	$540,449			$505,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
Savings and NOW accounts	77,937	991	1.70	80,041	575	0.96
Money market accounts	99,545	2,296	3.08	95,420	1,341	1.88
Other consumer time	49,038	1,420	3.87	38,395	837	2.91
Foreign	20,325	665	4.38	12,728	265	2.78
Other time	14,367	541	5.03	10,966	270	3.29

Total interest-bearing deposits	261,212	5,913	3.03	237,550	3,288	1.85
Federal funds purchased and securities sold under repurchase agreements	50,049	1,675	4.47	53,954	1,147	2.84
Commercial paper	4,684	155	4.41	13,191	287	2.91
Securities sold short	8,910	219	3.28	10,776	271	3.37
Other short-term borrowings	6,399	106	2.22	6,511	85	1.75
Long-term debt	69,591	2,732	5.24	47,764	1,557	4.35

Total interest-bearing liabilities excluding derivatives	400,845	10,800	3.60	369,746	6,635	2.40
Risk management derivatives (c)	—	423	0.14	—	406	0.14

Total interest-bearing liabilities including derivatives	400,845	11,223	3.74	369,746	7,041	2.54

Noninterest-bearing deposits	64,510			61,906
Other liabilities	26,042			26,301
Stockholders’ equity	49,052			47,225

Total liabilities and stockholders’ equity	$540,449			$505,178

Interest income and rate earned — including derivatives		$22,015	6.40%		$17,366	5.46%
Interest expense and equivalent rate paid — including derivatives		11,223	3.27		7,041	2.22

Net interest income and margin — including derivatives		$10,792	3.13%		$10,325	3.24%

(a)	Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.

(b)	The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

(c)	The rates earned and the rates paid on risk management derivatives are based on off-balance sheet notional amounts. The fair value of these instruments is included in other assets and other liabilities.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	2006			2005
	Third	Second	First	Fourth	Third
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

ASSETS
Cash and due from banks	$11,850	12,761	12,668	15,072	12,976
Interest-bearing bank balances	5,270	2,244	1,563	2,638	2,492
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $10,198 at September 30, 2006, $4,069 repledged)	18,497	17,223	18,807	19,915	27,083

Total cash and cash equivalents	35,617	32,228	33,038	37,625	42,551

Trading account assets	43,904	46,552	39,385	42,704	49,646
Securities	107,826	120,453	118,818	114,889	117,195
Loans, net of unearned income	290,759	282,916	280,932	259,015	239,733
Allowance for loan losses	(3,004)	(3,021)	(3,036)	(2,724)	(2,719)

Loans, net	287,755	279,895	277,896	256,291	237,014

Loans held for sale	9,039	7,750	7,859	6,405	18,038
Premises and equipment	5,536	5,322	5,194	4,910	5,352
Due from customers on acceptances	1,200	1,010	968	824	882
Goodwill	23,535	23,550	23,443	21,807	21,857
Other intangible assets	1,355	1,435	1,523	1,208	1,285
Other assets	44,155	35,419	33,718	34,092	38,561

Total assets	$559,922	553,614	541,842	520,755	532,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	63,880	66,388	67,365	67,487	68,402
Interest-bearing deposits	259,418	261,226	261,199	257,407	252,037

Total deposits	323,298	327,614	328,564	324,894	320,439
Short-term borrowings	58,749	62,787	55,390	61,953	78,184
Bank acceptances outstanding	1,213	1,021	985	892	932
Trading account liabilities	19,553	18,409	17,846	17,598	19,815
Other liabilities	16,513	17,305	16,070	15,986	16,504
Long-term debt	86,419	74,627	70,218	48,971	45,846

Total liabilities	505,745	501,763	489,073	470,294	481,720

Minority interest in net assets of consolidated subsidiaries	2,997	2,979	2,980	2,900	3,904

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at September 30, 2006	—	—	—	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	—	—	—	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.581 billion shares at September 30, 2006	5,271	5,298	5,362	5,189	5,178
Paid-in capital	34,276	34,086	34,291	31,172	30,821
Retained earnings	12,696	12,003	11,724	11,973	11,086
Accumulated other comprehensive income, net	(1,063)	(2,515)	(1,588)	(773)	(328)

Total stockholders’ equity	51,180	48,872	49,789	47,561	46,757

Total liabilities and stockholders’ equity	$559,922	553,614	541,842	520,755	532,381

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	2006			2005
	Third	Second	First	Fourth	Third
(In millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter

INTEREST INCOME
Interest and fees on loans	$5,096	4,823	4,321	3,846	3,588
Interest and dividends on securities	1,692	1,685	1,565	1,486	1,434
Trading account interest	401	387	325	462	387
Other interest income	595	509	496	696	635

Total interest income	7,784	7,404	6,707	6,490	6,044

INTEREST EXPENSE
Interest on deposits	2,238	2,035	1,779	1,618	1,408
Interest on short-term borrowings	860	755	718	764	742
Interest on long-term debt	1,145	973	720	585	507

Total interest expense	4,243	3,763	3,217	2,967	2,657

Net interest income	3,541	3,641	3,490	3,523	3,387
Provision for credit losses	108	59	61	81	82

Net interest income after provision for credit losses	3,433	3,582	3,429	3,442	3,305

FEE AND OTHER INCOME
Service charges	638	622	574	555	555
Other banking fees	427	449	428	400	385
Commissions	562	588	623	573	598
Fiduciary and asset management fees	823	808	761	790	749
Advisory, underwriting and other investment banking fees	292	318	302	325	294
Trading account profits (losses)	123	164	219	(31)	160
Principal investing	91	189	103	135	166
Securities gains (losses)	94	25	(48)	(74)	29
Other income	415	420	555	316	322

Total fee and other income	3,465	3,583	3,517	2,989	3,258

NONINTEREST EXPENSE
Salaries and employee benefits	2,531	2,652	2,697	2,470	2,476
Occupancy	284	291	275	283	260
Equipment	291	299	280	277	276
Advertising	54	56	47	51	50
Communications and supplies	158	162	167	155	158
Professional and consulting fees	200	184	167	213	167
Other intangible amortization	92	98	92	93	101
Merger-related and restructuring expenses	38	24	68	58	83
Sundry expense	397	495	446	583	433

Total noninterest expense	4,045	4,261	4,239	4,183	4,004

Minority interest in income of consolidated subsidiaries	104	90	95	103	104

Income from continuing operations before income taxes	2,749	2,814	2,612	2,145	2,455
Income taxes	872	929	884	652	790

Income from continuing operations	1,877	1,885	1,728	1,493	1,665
Discontinued operations, net of income taxes	—	—	—	214	—

Net income	$1,877	1,885	1,728	1,707	1,665

PER COMMON SHARE DATA
Basic earnings
Income from continuing operations	$1.19	1.19	1.11	0.97	1.07
Net income	1.19	1.19	1.11	1.11	1.07
Diluted earnings
Income from continuing operations	1.17	1.17	1.09	0.95	1.06
Net income	1.17	1.17	1.09	1.09	1.06
Cash dividends	$0.56	0.51	0.51	0.51	0.51
AVERAGE COMMON SHARES
Basic	1,573	1,585	1,555	1,541	1,549
Diluted	1,600	1,613	1,586	1,570	1,575

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
(In millions, except per share data)	2006	2005

ASSETS
Cash and due from banks	$11,850	15,072
Interest-bearing bank balances	5,270	2,638
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $10,198 at September 30, 2006, $4,069 repledged)	18,497	19,915

Total cash and cash equivalents	35,617	37,625

Trading account assets	43,904	42,704
Securities	107,826	114,889
Loans, net of unearned income	290,759	259,015
Allowance for loan losses	(3,004)	(2,724)

Loans, net	287,755	256,291

Loans held for sale	9,039	6,405
Premises and equipment	5,536	4,910
Due from customers on acceptances	1,200	824
Goodwill	23,535	21,807
Other intangible assets	1,355	1,208
Other assets	44,155	34,092

Total assets	$559,922	520,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	63,880	67,487
Interest-bearing deposits	259,418	257,407

Total deposits	323,298	324,894
Short-term borrowings	58,749	61,953
Bank acceptances outstanding	1,213	892
Trading account liabilities	19,553	17,598
Other liabilities	16,513	15,986
Long-term debt	86,419	48,971

Total liabilities	505,745	470,294

Minority interest in net assets of consolidated subsidiaries	2,997	2,900

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at September 30, 2006	—	—
Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 liquidation preference per share, 25,010 shares authorized	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.581 billion shares at September 30, 2006	5,271	5,189
Paid-in capital	34,276	31,172
Retained earnings	12,696	11,973
Accumulated other comprehensive income, net	(1,063)	(773)

Total stockholders’ equity	51,180	47,561

Total liabilities and stockholders’ equity	$559,922	520,755

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2006	2005	2006	2005

INTEREST INCOME
Interest and fees on loans	$5,096	3,588	14,240	10,124
Interest and dividends on securities	1,692	1,434	4,942	4,297
Trading account interest	401	387	1,113	1,119
Other interest income	595	635	1,600	1,659

Total interest income	7,784	6,044	21,895	17,199

INTEREST EXPENSE
Interest on deposits	2,238	1,408	6,052	3,679
Interest on short-term borrowings	860	742	2,333	2,013
Interest on long-term debt	1,145	507	2,838	1,349

Total interest expense	4,243	2,657	11,223	7,041

Net interest income	3,541	3,387	10,672	10,158
Provision for credit losses	108	82	228	168

Net interest income after provision for credit losses	3,433	3,305	10,444	9,990

FEE AND OTHER INCOME
Service charges	638	555	1,834	1,596
Other banking fees	427	385	1,304	1,091
Commissions	562	598	1,773	1,770
Fiduciary and asset management fees	823	749	2,392	2,221
Advisory, underwriting and other investment banking fees	292	294	912	784
Trading account profits	123	160	506	317
Principal investing	91	166	383	266
Securities gains	94	29	71	163
Other income	415	322	1,390	1,022

Total fee and other income	3,465	3,258	10,565	9,230

NONINTEREST EXPENSE
Salaries and employee benefits	2,531	2,476	7,880	7,201
Occupancy	284	260	850	781
Equipment	291	276	870	810
Advertising	54	50	157	142
Communications and supplies	158	158	487	478
Professional and consulting fees	200	167	551	449
Other intangible amortization	92	101	282	323
Merger-related and restructuring expenses	38	83	130	234
Sundry expense	397	433	1,338	1,246

Total noninterest expense	4,045	4,004	12,545	11,664

Minority interest in income of consolidated subsidiaries	104	104	289	239

Income before income taxes	2,749	2,455	8,175	7,317
Income taxes	872	790	2,685	2,381

Net income	$1,877	1,665	5,490	4,936

PER COMMON SHARE DATA
Basic earnings	$1.19	1.07	3.49	3.16
Diluted earnings	1.17	1.06	3.43	3.10
Cash dividends	$0.56	0.51	1.58	1.43
AVERAGE COMMON SHARES
Basic	1,573	1,549	1,571	1,561
Diluted	1,600	1,575	1,600	1,590

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
(In millions)	2006	2005

OPERATING ACTIVITIES
Net income	$5,490	4,936
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	(24)	187
Provision for credit losses	228	168
Gain on securitization transactions	(200)	(148)
Gain on sale of mortgage servicing rights	(23)	(20)
Securities transactions	(71)	(163)
Depreciation and other amortization	1,227	1,087
Trading account assets, net	(1,200)	(3,714)
Loss on sales of premises and equipment	—	90
Contribution to qualified pension plan	(600)	(330)
Excess income tax benefits from share-based payment arrangements	(130)	—
Loans held for sale, net	(3,137)	(5,713)
Other assets, net	(7,890)	(647)
Trading account liabilities, net	1,955	(1,894)
Other liabilities, net	1,337	1,969

Net cash used by operating activities	(3,038)	(4,192)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	30,566	41,173
Maturities of securities	14,186	28,560
Purchases of securities	(32,958)	(77,858)
Origination of loans, net	(20,241)	(15,452)
Sales of premises and equipment	241	50
Purchases of premises and equipment	(1,383)	(865)
Goodwill and other intangible assets	(98)	(331)
Purchase of bank-owned separate account life insurance	(1,742)	(1,705)
Cash equivalent acquired, net of purchases of banking operations	997	18

Net cash used by investing activities	(10,432)	(26,410)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Increase (decrease) in deposits, net	(3,837)	25,386
Securities sold under repurchase agreements and other short-term borrowings, net	(3,204)	14,778
Issuances of long-term debt	30,614	6,599
Payments of long-term debt	(6,139)	(7,512)
Issuances of common stock, net	547	207
Purchases of common stock	(4,124)	(2,651)
Excess income tax benefits from share-based payment arrangements	130	—
Cash dividends paid	(2,525)	(2,245)

Net cash provided by financing activities	11,462	34,562

Increase (decrease) in cash and cash equivalents	(2,008)	3,960
Cash and cash equivalents, beginning of year	37,625	38,591

Cash and cash equivalents, end of period	$35,617	42,551

NONCASH ITEMS
Transfer to securities from loans	$2,422	51
Transfer to securities from loans held for sale	67	87
Transfer to loans from loans held for sale	462	576
Cumulative effect of an accounting change, net of income taxes	41	—
Issuance of common stock for purchase accounting acquisitions	$3,963	—

See accompanying Notes to Consolidated Financial Statements.

WACHOVIA CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
GENERAL
     Wachovia Corporation and subsidiaries (together the “Company”) is a diversified financial services company whose operations are principally domestic.
     The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, the unaudited condensed consolidated financial statements do not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. The unaudited condensed consolidated financial statements of the Company include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such financial statements for all periods presented. The financial position and result of operations as of and for the nine months ended September 30, 2006, are not necessarily indicative of the results of operations that may be expected in the future. Please refer to the Company’s 2005 Annual Report on Form 10-K for additional information related to the Company’s audited consolidated financial statements for the three years ended December 31, 2005, including the related notes to consolidated financial statements.
     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.
BUSINESS COMBINATIONS
     On May 7, 2006, the Company announced the signing of a definitive merger agreement with Golden West Financial Corporation (“Golden West”). The acquisition of this California-based retail banking and mortgage lending franchise was completed on October 1, 2006. The terms of this transaction called for the Company to exchange 1.05105 shares of its common stock plus cash of $18.6461 for each share of Golden West common stock. Based on the Company’s weighted average of the closing prices for a period two trading days before the announcement of the merger and two trading days after the merger announcement of $55.69 (which includes the day of announcement), the transaction is valued at $24.3 billion.
     On September 12, 2005, the Company announced the signing of a definitive merger agreement with Westcorp and WFS Financial Inc (“WFS”) the common stock of which 84 percent was owned by Westcorp and 16 percent was held by the public. The acquisition of this California-based auto loan originator business was completed on March 1, 2006. The terms of this transaction called for the Company to exchange 1.2749 shares of its common stock for each share of Westcorp common stock and 1.4661 shares of its common stock for each share of WFS common stock. Based on the Company’s weighted average of the closing prices for a period two trading days before the announcement of the merger and two trading days after the merger announcement of $49.60 (which includes the day of announcement), the transaction is valued at $3.8 billion. As of September 30, 2006, the Company has recorded fair value and exit cost purchase accounting adjustments of $341 million along with dealer relationship and deposit base intangibles of $405 million. Based on Westcorp tangible stockholders’ equity of $1.9 billion, this resulted in preliminary goodwill of $1.5 billion. The Westcorp March 1, 2006, allowance for loan losses recorded by the Company excluded Westcorp’s allowance for loan losses related to nonperforming loans.
PERSONNEL EXPENSE AND RETIREMENT BENEFITS
     The components of the retirement benefit costs included in salaries and employee benefits for the nine months ended September 30, 2006 and 2005, are presented below.

					Other Postretirement
	Qualified Pension		Nonqualified Pension		Benefits
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
(In millions)	2006	2005	2006	2005	2006	2005

RETIREMENT BENEFIT COSTS
Service cost	$146	134	3	3	3	3
Interest cost	188	182	19	19	35	38
Expected return on plan assets	(319)	(312)	—	—	(2)	(2)
Amortization of prior service cost	(20)	(20)	1	—	(6)	(6)
Amortization of actuarial losses	104	66	9	7	4	5
Special and/or contractual termination benefits	—	—	17	—	—	1

Net retirement benefit costs	$99	50	49	29	34	39

     In September 2006, the Company contributed $600 million to the Qualified Pension. The Company does not expect to make any additional contributions to the Qualified Pension during the year. Additionally, the Company’s practice is to contribute annually to each of the Nonqualified Pension and Other Postretirement Benefits an amount equal to the benefit payments made during the year less any retiree contributions received during the year.
RECLASSIFICATIONS
     Certain amounts in 2005 were reclassified to conform with the presentation in 2006. These reclassifications had no effect on the Company’s previously reported consolidated financial position or results of operations. Changes in fair value of certain derivatives held for other-than-trading purposes, which are economic hedges not designated and accounted for as accounting hedges, are now presented in other income. Previously, for these certain derivatives, the changes in fair value were included in trading account profits. Prior period amounts have been reclassified to be consistent with the current period presentation.

NOTE 2: SECURITIES

	September 30, 2006
									Average
	1 Year	1-5	5-10	After 10		Gross Unrealized		Amortized	Maturity
(In millions)	or Less	Years	Years	Years	Total	Gains	Losses	Cost	in Years

MARKET VALUE
U.S. Treasury	$977	163	142	41	1,323	1	8	1,330	2.08
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	161	13,234	57,823	8	71,226	67	1,545	72,704	6.48
Asset-backed
Residual interests from securitizations	46	663	201	3	913	302	1	612	3.55
Retained bonds from securitizations	325	2,409	195	—	2,929	34	2	2,897	2.10
Collateralized mortgage obligations	100	3,791	4,091	296	8,278	25	105	8,358	5.70
Commercial mortgage-backed	32	1,396	1,234	7	2,669	108	45	2,606	5.37
Other	93	418	236	—	747	2	6	751	3.64
State, county and municipal	56	642	584	2,008	3,290	180	5	3,115	14.13
Sundry	693	2,026	6,619	7,113	16,451	97	180	16,534	10.61

Total market value	$2,483	24,742	71,125	9,476	107,826	816	1,897	108,907	6.93

MARKET VALUE
Debt securities	$2,483	24,742	71,125	6,455	104,805	756	1,883	105,932
Equity securities	—	—	—	3,021	3,021	60	14	2,975

Total market value	$2,483	24,742	71,125	9,476	107,826	816	1,897	108,907

AMORTIZED COST
Debt securities	$2,470	24,517	72,505	6,440	105,932
Equity securities	—	—	—	2,975	2,975

Total amortized cost	$2,470	24,517	72,505	9,415	108,907

WEIGHTED AVERAGE YIELD
U.S. Treasury	5.15%	2.00	2.61	4.95	4.47
Mortgage-backed securities, principally obligations of U.S. Government agencies and sponsored entities	6.14	5.44	5.23	5.02	5.27
Asset-backed
Residual interests from securitizations	27.81	24.19	25.22	—	24.57
Retained bonds from securitizations	6.29	6.12	7.12	—	6.20
Collateralized mortgage obligations	4.35	5.32	5.40	5.78	5.36
Commercial mortgage-backed	5.93	7.89	4.99	5.86	6.46
Other	7.45	5.54	5.80	—	5.86
State, county and municipal	8.28	8.58	8.02	6.56	7.24
Sundry	5.04	5.00	4.64	5.44	5.05
Consolidated	5.78%	5.97	5.24	5.67	5.45

     At September 30, 2006, all securities were classified as available for sale.
     At September 30, 2006, mortgage-backed securities included Federal National Mortgage Association and Federal Home Loan Mortgage Corporation securities with an amortized cost of $52.8 billion and a market value of $51.7 billion, and an amortized cost of $17.9 billion and a market value of $17.5 billion, respectively. Also included in mortgage-backed securities are U.S. Government agency and Government-sponsored entity securities retained from the securitization of residential mortgage loans. These securities had an amortized cost of $4.1 billion and a market value of $4.0 billion at September 30, 2006.
     Included in asset-backed securities are retained bonds primarily from the securitization of commercial and consumer real estate, SBA and auto loans. At September 30, 2006, retained bonds with an amortized cost and a market value of $2.8 billion were considered investment grade based on external ratings. Retained bonds with an amortized cost and market value of $2.1 billion at September 30, 2006, had an external credit rating of AA and above.
     Securities with an aggregate amortized cost of $63.1 billion at September 30, 2006, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
     Expected maturities of beneficial interests and the contractual maturities of all other securities are summarized in the table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
     Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
     At September 30, 2006, there were forward commitments to purchase securities on both a regular way and non-regular way basis at a cost that approximates a market value of $828 million. At September 30, 2006, there were commitments to sell securities at a cost that approximates a market value of $8.2 billion.
     On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors including the severity and duration of the impairment; the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss in securities gains (losses).
     Gross unrealized losses at September 30, 2006, are primarily caused by interest rate changes. The Company has reviewed these securities in accordance with its accounting policy for other-than-temporary impairment discussed above and does not consider them other-than-temporarily impaired.
     Gross gains and losses realized on the sale of debt securities in the nine months ended September 30, 2006, were $182 million and $167 million (including $34 million of impairment losses), respectively, and gross gains and losses realized on the sale of equity securities were $58 million and $2 million (no impairment losses), respectively.

NOTE 3: VARIABLE INTEREST ENTITIES AND SERVICING ASSETS
VARIABLE INTEREST ENTITIES
     The Company administers a multi-seller commercial paper conduit through which it arranges financing for certain customer transactions that provide customers with access to the commercial paper market. The Company provides liquidity agreements to this multi-seller conduit which is a variable interest entity (“VIE”) and the liquidity agreements are considered variable interests. The Company is not the primary beneficiary of the conduit and does not consolidate the conduit. At September 30, 2006, and December 31, 2005, the conduit administered by the Company had total assets of $11.2 billion and $9.7 billion, respectively, and the Company had a maximum exposure to losses of $19.0 billion and $19.9 billion, respectively, related to its liquidity agreements.
     The Company has an ownership interest in an investment fund that is a VIE. At September 30, 2006, this investment fund had total assets of $24.7 billion and the Company’s maximum exposure to losses was $2.7 billion.
SERVICING ASSETS
     In connection with certain transactions where the Company securitizes and sells originated or purchased loans with servicing retained, servicing assets or liabilities are recorded based on the relative fair value of the servicing rights on the date the loans are sold. The Company also purchases certain servicing assets. Servicing assets recorded at amortized cost are amortized in proportion to and over the estimated period of net servicing income.
     The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets,” effective January 1, 2006. SFAS 156 requires that all servicing assets and liabilities initially be recognized at fair value, rather than based on an allocated fair value amount. Additionally, SFAS 156 permits entities to choose to recognize individual classes of servicing assets at fair value on an ongoing basis, with subsequent changes in fair value recorded in earnings. The Company determined its classes of servicing assets based on the asset type being serviced along with the methods used to manage the risk inherent in the servicing assets, which includes the market inputs used to value the servicing assets. The risks inherent in these servicing assets vary based on asset class but include changes in market interest rates, prepayments, default rates and cost to service in event of default, among other factors. The Company elected to record a class of originated residential mortgage servicing assets at fair value on an ongoing basis with the adoption of SFAS 156. Accordingly, the Company has recorded a $41 million after-tax cumulative effect adjustment to beginning retained earnings, as required by SFAS 156, for the difference between the carrying amount of originated residential mortgage servicing assets and their fair value at the date of adoption. Valuation of the originated residential mortgage servicing assets recorded at fair value is estimated using discounted cash flows with prepayment speeds and discount rates as significant assumptions. At September 30, 2006, the weighted average prepayment speed assumption was 16.00 percent and the weighted average discount rate used was 11.12 percent. Valuation of the servicing assets recorded on an amortized cost basis is also estimated using discounted cash flows with key assumptions including prepayment speeds, discount rates, estimated default rates and cost to service. Servicing assets recorded at amortized cost are periodically evaluated for impairment based on the fair value of those assets. If, by individual stratum, the carrying amount of servicing assets exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted as the fair value changes. For purposes of impairment evaluation and measurement, the Company stratifies servicing assets based on predominant risk characteristics of the underlying loans, including loan type, amortization type, loan coupon rate, and in certain circumstances, period of origination.
     Included in other servicing assets below are servicing assets with a carrying amount of $247 million at September 30, 2006, that are associated with the Company’s HomEq servicing business which was divested on November 1, 2006.
     Servicing fee income in the nine months ended September 30, 2006, was $340 million and is included in other banking fees on the consolidated statements of income. Changes in the fair value and amortization of servicing assets are included in other banking fees. The change in the fair value of originated residential mortgage servicing assets and the change in the carrying amount of servicing assets which are recorded at amortized cost in the nine months ended September 30, 2006, follows.

	Nine Months Ended September 30, 2006
	Servicing Assets
	Fair Value	Amortized Cost
		Fixed Rate
	Originated	Commercial
	Residential	Mortgage-
(In millions)	Mortgages	Backed	Other	Total

Balance, December 31, 2005	$195	372	400	967
Cumulative effect of an accounting change	64	—	—	64

Balance, January 1, 2006	259	372	400	1,031
Fair value of servicing assets purchased, assumed or originated, or retained from securitizations	115	157	226	498
Servicing sold or otherwise disposed of	(29)	(2)	—	(31)
Change in fair value due to changes in model inputs and/or assumptions	(1)	—	—	(1)
Other changes in fair value, primarily from fees earned	(49)	—	—	(49)
Amortization of servicing assets	—	(67)	(140)	(207)
Impairment	—	—	(4)	(4)
Other	5	—	(7)	(2)

Balance, September 30, 2006	$300	460	475	1,235

FAIR VALUE
December 31, 2005	$259	516	515	1,290
September 30, 2006	$300	692	583	1,575

NOTE 4: SHARE-BASED PAYMENTS
     The Company has stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The options are granted at an exercise price equal to the fair value of the underlying shares at the date of grant, vest based on continued service with the Company for a specified period, generally three years to five years following the date of grant, and have a contractual life of ten years. Restricted stock may also be granted under the stock option plans. The restricted stock generally vests over three years to five years, during which time the holder receives dividends and has full voting rights. Employee stock compensation expense was $108 million in the three months ended September 30, 2006, including $77 million related to restricted stock awards and $31 million related to stock option awards. Employee stock compensation expense was $421 million in the nine months ended September 30, 2006, including $275 million related to restricted stock awards and $146 million related to stock option awards. The related income tax benefit in the three and nine months ended September 30, 2006, was $38 million and $147 million, respectively.
     At September 30, 2006, there was $525 million and $262 million of total unrecognized compensation costs related to restricted stock awards and stock option awards, respectively. Those costs are expected to be recognized over a weighted-average period of 1.3 years and 1.6 years, respectively. The fair value of restricted stock awards vested in the nine months ended September 30, 2006, and September 30, 2005, was $274 million and $327 million, respectively. The total intrinsic value of stock option awards exercised in the nine months ended September 30, 2006, and September 30, 2005, was $355 million and $211 million, respectively. The amount of cash received from the exercise of stock options granted under share-based payment arrangements was $562 million in the nine months ended September 30, 2006, and the income tax benefits realized from stock options exercised was $126 million in the same period.
     The Company adopted the fair value method of accounting for stock options in 2002 and all awards made prior to January 1, 2002, had fully vested prior to December 31, 2005. Under this method, fair value is measured on the date of grant using the Black-Scholes option pricing model with market assumptions. This amount was amortized on a straight-line basis over the vesting period for all recipients. Accordingly, the primary impact to the Company from the implementation of SFAS 123 (revised) (“SFAS 123R”) “Share-Based Payments”, effective January 1, 2006, was the different treatment of awards to retirement-eligible employees, which must now be expensed in full at the date of grant, or from the date of grant to the date that an employee will become retirement-eligible, if that is before the end of the stated vesting period. Employee stock compensation expense in the nine months ended September 30, 2006, includes $107 million associated with the implementation of SFAS 123R, primarily related to the impact of awards granted to employees that were retirement-eligible at the date of grant. There was no such expense in the three months ended September 30, 2006.
     On August 31, 2006, shareholder approval was received to reserve for issuance an additional 50 million shares of common stock. At September 30, 2006, the Company had authorization to reserve 116 million shares of its common stock for issuance under its stock option plans.

     The weighted average grant date fair value of options awarded under the stock option plans in the nine months ended September 30, 2006, was $10.07. The more significant assumptions used in estimating the fair value of stock options include risk-free interest rates of 4.83 percent, dividend yield of 3.64 percent, volatility of the Company’s common stock of 18.87 percent and weighted average expected lives of the stock options of 7.0 years. The Company calculated its volatility estimate from implied volatility of actively traded options on the Company’s common stock with remaining maturities of two years. This represents a change from prior years, in which the Company calculated its volatility estimate based on historical volatility adjusted for significant changes in the Company’s business activities. The Company determined the estimated life using the simple average of the 10-year contractual term of the options and the vesting term (using an average of the 5-year graded vesting period). In prior years, the Company determined the estimated life based on historical share option experience.
     Stock award activity in the nine months ended September 30, 2006, is presented below.

	September 30, 2006
		Weighted-
		Average
(Options and shares in thousands)	Number	Price (a)

STOCK OPTIONS
Options outstanding, beginning of period	133,870	$38.67
Granted	14,256	56.03
Options of acquired entities	1,619	27.89
Exercised	(16,795)	34.87
Expired	(358)	46.38
Forfeited	(1,431)	46.60

Options outstanding, end of period	131,161	$40.80

Options exercisable, end of period	94,794	$37.67

RESTRICTED STOCK
Unvested shares, beginning of period	14,055	$48.59
Granted	6,700	56.00
Vested	(5,118)	47.24
Forfeited	(949)	51.61

Unvested shares, end of period	14,688	$52.24

(a)	The weighted-average price for stock options is the weighted-average exercise price of the options, and for restricted stock, the weighted-average fair value of the stock at the date of grant.

NOTE 5: COMPREHENSIVE INCOME
     Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. Comprehensive income for the three and nine months ended September 30, 2006 and 2005, is presented below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2006	2005	2006	2005

COMPREHENSIVE INCOME
Net income	$1,877	1,665	5,490	4,936
OTHER COMPREHENSIVE INCOME
Net unrealized holding gain (loss) on securities	1,389	(848)	(346)	(1,027)
Net unrealized gain (loss) on cash flow hedge derivatives	63	(9)	56	(26)

Total comprehensive income	$3,329	808	5,200	3,883

NOTE 6: BUSINESS SEGMENTS (a)
     Business segment earnings are presented excluding merger-related and restructuring expenses, other intangible amortization, minority interest in consolidated subsidiaries and a change in accounting principle. The Company believes that while these items apply to overall corporate operations, they are not meaningful to understanding or evaluating the performance of the Company’s individual business segments. The Company does not take these items into account as it manages business segment operations or allocates capital, and therefore, the Company’s GAAP segment presentation excludes these items. Also, for segment reporting purposes, net interest income reflects tax-exempt interest income on a tax-equivalent basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources.
     Business segment earnings are the primary measure of segment profit or loss that the Company uses to assess segment performance and to allocate resources. Economic profit, risk-adjusted return on capital (“RAROC”) and efficiency ratios are additional metrics, all of which are based on and calculated directly from segment earnings, that assist management in evaluating segment results. Cost transfers are made for service provided by one segment to another. In the first nine months of 2006, fee and other income in the Corporate and Investment Bank included $103 million of fees related to certain corporate underwriting and structured products activity which was eliminated in the Parent segment.
     The Company continuously updates segment information for changes that occur in the management of the Company’s businesses. For example, in the first nine months of 2006, we moved deposit balances relating to certain brokerage sweep accounts originated in the General Bank to Capital Management, which resulted in these certain brokerage sweep accounts being included in Capital Management’s results consistent with how they are managed. In the first quarter of 2006, the Company transferred certain customer relationships and financial advisors to Wealth Management from Capital Management relating to a new investment platform in Wealth Management. Information for 2005 has been updated to reflect these and other changes. The impact to segment earnings in 2005 as a result of these changes was a $99 million decrease in the General Bank, a $121 million increase in Capital Management, a $12 million decrease in Wealth Management, a $3 million increase in the Corporate and Investment Bank, and a $13 million decrease in the Parent.

	Three Months Ended September 30, 2006
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$2,823	247	149	482	(123)	(37)	3,541
Fee and other income	902	1,230	199	989	145	—	3,465
Intersegment revenue	48	(8)	1	(43)	2	—	—

Total revenue (b)	3,773	1,469	349	1,428	24	(37)	7,006
Provision for credit losses	123	—	—	(5)	(10)	—	108
Noninterest expense	1,689	1,095	237	791	195	38	4,045
Minority interest	—	—	—	—	104	—	104
Income taxes (benefits)	704	137	41	229	(226)	(13)	872
Tax-equivalent adjustment	11	—	—	9	17	(37)	—

Net income (loss)	$1,246	237	71	404	(56)	(25)	1,877

Economic profit	$981	194	53	189	(90)	—	1,327
Risk adjusted return on capital	56.88%	61.27	50.45	22.37	(1.15)	—	37.25
Economic capital, average	$8,476	1,534	532	6,605	2,918	—	20,065
Cash overhead efficiency ratio (b)	44.75%	74.59	67.81	55.37	449.86	—	55.60
Lending commitments	$128,380	263	6,481	102,698	472	—	238,294
Average loans, net	197,138	795	16,438	45,705	21,034	—	281,110
Average core deposits	$216,795	30,114	13,790	26,048	4,480	—	291,227
FTE employees	45,687	17,303	4,492	5,692	22,886	—	96,060

	Three Months Ended September 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$2,379	211	146	532	172	(53)	3,387
Fee and other income	760	1,146	196	1,027	129	—	3,258
Intersegment revenue	53	(9)	1	(45)	—	—	—

Total revenue (b)	3,192	1,348	343	1,514	301	(53)	6,645
Provision for credit losses	77	—	6	(3)	2	—	82
Noninterest expense	1,575	1,067	241	808	230	83	4,004
Minority interest	—	—	—	—	105	(1)	104
Income taxes (benefits)	555	101	34	242	(111)	(31)	790
Tax-equivalent adjustment	10	1	—	21	21	(53)	—

Net income	$975	179	62	446	54	(51)	1,665

Economic profit	$749	137	47	264	32	—	1,229
Risk adjusted return on capital	53.26%	47.88	48.28	29.64	15.28	—	38.84
Economic capital, average	$7,038	1,476	506	5,606	2,890	—	17,516
Cash overhead efficiency ratio (b)	49.33%	79.13	70.13	53.35	43.78	—	57.06
Lending commitments	$106,570	184	5,574	92,966	433	—	205,727
Average loans, net	163,752	372	14,202	38,813	11,821	—	228,960
Average core deposits	$203,104	33,807	13,475	24,790	5,572	—	280,748
FTE employees	41,399	17,310	4,816	4,792	24,590	—	92,907

	Nine Months Ended September 30, 2006
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$8,147	756	451	1,492	(54)	(120)	10,672
Fee and other income	2,631	3,679	587	3,446	222	—	10,565
Intersegment revenue	139	(25)	3	(122)	5	—	—

Total revenue (b)	10,917	4,410	1,041	4,816	173	(120)	21,237
Provision for credit losses	280	—	2	(37)	(17)	—	228
Noninterest expense	5,107	3,343	740	2,556	669	130	12,545
Minority interest	—	—	—	—	288	1	289
Income taxes (benefits)	1,986	389	109	809	(563)	(45)	2,685
Tax-equivalent adjustment	32	1	—	40	47	(120)	—

Net income (loss)	$3,512	677	190	1,448	(251)	(86)	5,490

Economic profit	$2,726	549	137	825	(328)	—	3,909
Risk adjusted return on capital	56.12%	58.09	45.88	28.56	(4.62)	—	38.15
Economic capital, average	$8,076	1,559	526	6,283	2,807	—	19,251
Cash overhead efficiency ratio (b)	46.78%	75.81	71.05	53.08	224.92	—	56.81
Lending commitments	$128,380	263	6,481	102,698	472	—	238,294
Average loans, net	189,378	626	16,002	44,125	22,261	—	272,392
Average core deposits	$214,253	31,829	14,322	25,862	4,764	—	291,030
FTE employees	45,687	17,303	4,492	5,692	23,886	—	97,060

	Nine Months Ended September 30, 2005
						Net Merger-
				Corporate		Related
				and		and
	General	Capital	Wealth	Investment		Restructuring
(Dollars in millions)	Bank	Management	Management	Bank	Parent	Expenses (c)	Total

CONSOLIDATED
Net interest income (b)	$7,020	600	428	1,642	635	(167)	10,158
Fee and other income	2,132	3,418	534	2,795	351	—	9,230
Intersegment revenue	140	(27)	4	(118)	1	—	—

Total revenue (b)	9,292	3,991	966	4,319	987	(167)	19,388
Provision for credit losses	202	—	5	(14)	(25)	—	168
Noninterest expense	4,612	3,171	666	2,252	729	234	11,664
Minority interest	—	—	—	—	264	(25)	239
Income taxes (benefits)	1,613	299	108	697	(257)	(79)	2,381
Tax-equivalent adjustment	30	1	—	76	60	(167)	—

Net income	$2,835	520	187	1,308	216	(130)	4,936

Economic profit	$2,144	398	140	784	148	—	3,614
Risk adjusted return on capital	51.87%	47.00	49.96	30.50	18.04	—	39.15
Economic capital, average	$7,015	1,478	481	5,373	2,818	—	17,165
Cash overhead efficiency ratio (b)	49.63%	79.44	68.93	52.14	41.32	—	56.80
Lending commitments	$106,570	184	5,574	92,966	433	—	205,727
Average loans, net	161,671	347	13,571	37,740	11,372	—	224,701
Average core deposits	$199,646	35,100	13,327	22,741	4,948	—	275,762
FTE employees	41,399	17,310	4,816	4,792	24,590	—	92,907

(a)	Certain amounts presented in periods prior to the third quarter of 2006 have been reclassified to conform to the presentation in the third quarter of 2006.

(b)	Tax-equivalent.

(c)	Tax-equivalent amounts are eliminated herein in order for “Total” amounts to agree with amounts appearing in the Consolidated Statements of Income.

NOTE 7: BASIC AND DILUTED EARNINGS PER COMMON SHARE
The calculation of basic and diluted earnings per common share for the three and nine months ended September 30, 2006 and 2005, is presented below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2006	2005	2006	2005

Income available to common stockholders	$1,877	1,665	5,490	4,936
Basic earnings per common share	1.19	1.07	3.49	3.16
Diluted earnings per common share	$1.17	1.06	3.43	3.10

Average common shares — basic	1,573	1,549	1,571	1,561
Common share equivalents, unvested restricted stock	27	26	29	29

Average common shares — diluted	1,600	1,575	1,600	1,590

NOTE 8: DERIVATIVES (a)
     Risk management derivative financial instruments at September 30, 2006, are presented below.

	September 30, 2006
					In-	Average
	Notional	Gross Unrealized			effective-	Maturity in
(In millions)	Amount	Gains	Losses (f)	Equity (g)	ness (h)	Years (i)

ASSET HEDGES
Cash flow hedges (b)
Interest rate swaps—receive fixed	$31,958	192	(400)	(130)	(7)	3.87
Interest rate options	7,000	5	—	3	—	0.75
Forward purchase commitments	617	4	—	2	—	0.05
Fair value hedges (c)
Interest rate swaps—pay fixed	1,531	29	(12)	—	2	15.65
Forward sale commitments	5,437	2	(20)	—	3	0.00

Total asset hedges	$46,543	232	(432)	(125)	(2)	3.28

LIABILITY HEDGES
Cash flow hedges (d)
Interest rate swaps—pay fixed	29,671	223	(228)	(3)	—	3.48
Interest rate options	17,500	—	(10)	(6)	—	1.00
Eurodollar futures	112,362	—	(15)	(9)	1	0.25
Fair value hedges (e)
Interest rate swaps—receive fixed	22,411	62	(154)	—	(2)	7.14

Total liability hedges	181,944	285	(407)	(18)	(1)	1.70

Total	$228,487	517	(839)	(143)	(3)	—

(a)	Includes only derivative financial instruments related to interest rate risk management activities that have been designated and accounted for as accounting hedges. The change in fair value of derivatives not accounted for as accounting hedges is recorded in the results of operations.

(b)	Receive-fixed interest rate swaps with a notional amount of $32.0 billion, of which $10.7 billion are forward-starting, and with pay rates based on LIBOR are primarily designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of LIBOR-indexed loans. In addition, $7.0 billion of purchased interest rate floors also hedge the variability in cash flows related to the forecasted interest rate resets of LIBOR-indexed loans when LIBOR is below the purchased floor. Forward purchase commitments of $617 million are designated as cash flow hedges of the variability of the consideration to be paid on the forecasted purchase of available for sale securities.

(c)	Pay-fixed interest rate swaps with a notional amount of $1.5 billion and receive rates based on LIBOR are designated as fair value hedges of available for sale securities. Forward sale commitments of $5.0 billion and $437 million are designated as fair value hedges of available for sale securities and warehoused mortgage loans, respectively.

(d)	Derivatives with a notional amount of $148.9 billion are designated as cash flow hedges of the variability in cash flows attributable to the forecasted issuance of fixed rate short-term liabilities that are part of a rollover strategy. Of this amount, $19.0 billion are pay-fixed interest rate swaps with receive rates based on LIBOR, of which $6.0 billion are forward-starting, $112.4 billion are Eurodollar futures and $17.5 billion are LIBOR-based purchased interest rate options. Pay-fixed interest rate swaps with a notional amount of $10.6 billion, of which $2.0 billion are forward starting, and with rates based on LIBOR, are designated as cash flow hedges of the variability in cash flows related to the forecasted interest rate resets of LIBOR-indexed long-term debt.

(e)	Receive-fixed interest rate swaps with a notional amount of $22.4 billion and with pay rates based on benchmark interest rates are designated as fair value hedges of fixed rate liabilities, primarily long-term debt.

(f)	Represents the fair value of derivative financial instruments less accrued amounts receivable or payable.

(g)	At September 30, 2006, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $322 million, net of income taxes. Of this net of tax amount, a $143 million loss represents the effective portion of the net gains (losses) on derivatives that qualify as cash flow hedges, and a $179 million loss relates to terminated and/or redesignated derivatives. At September 30, 2006, $131 million of net losses, net of income taxes, recorded in accumulated other comprehensive income, is expected to be reclassified as interest income or expense during the next twelve months. The maximum length of time over which cash flow hedges are hedging the variability in future cash flows associated with the forecasted transactions is 19.59 years.

(h)	In the nine months ended September 30, 2006, losses in the amount of $3 million were recognized in other fee income representing the ineffective portion of the net gains (losses) on derivatives that qualify as cash flow and fair value hedges. This amount also includes the changes in the time value of options. In addition, net interest income in the nine months ended September 30, 2006, decreased by $16 million representing ineffectiveness of cash flow hedges caused by certain differences between the terms of the derivative and the hedged item, primarily differences in reset dates.

(i)	Estimated maturity approximates average life.

     Expected maturities of risk management derivative financial instruments at September 30, 2006, are presented below.

	September 30, 2006
	1 Year	1-2	2-5	5-10	After 10
(In millions)	or Less	Years	Years	Years	Years	Total

CASH FLOW ASSET HEDGES
Notional amount — swaps—receive fixed	$955	1,509	19,435	10,059	—	31,958
Notional amount — other	$7,617	—	—	—	—	7,617
Weighted average receive rate (a)	4.26%	3.84	4.80	4.63	—	4.67
Weighted average pay rate (a)	5.39%	5.47	5.38	5.40	—	5.39
Unrealized gain (loss)	$—	(26)	(120)	(53)	—	(199)

FAIR VALUE ASSET HEDGES
Notional amount — swaps—pay fixed	$—	—	—	266	1,265	1,531
Notional amount — other	$5,437	—	—	—	—	5,437
Weighted average receive rate (a)	—%	—	—	3.57	3.59	3.58
Weighted average pay rate (a)	—%	—	—	3.37	3.82	3.74
Unrealized gain (loss)	$(18)	—	—	1	16	(1)

CASH FLOW LIABILITY HEDGES
Notional amount — swaps—pay fixed	$11,986	3,092	2,630	9,907	2,056	29,671
Notional amount — other	$127,637	2,225	—	—	—	129,862
Weighted average receive rate (a)	5.44%	5.40	5.27	5.36	5.31	5.40
Weighted average pay rate (a)	3.99%	3.85	6.54	5.12	5.58	4.42
Unrealized gain (loss)	$33	33	13	2	(111)	(30)

FAIR VALUE LIABILITY HEDGES
Notional amount — swaps—receive fixed	$2,615	2,227	6,075	7,773	3,721	22,411
Weighted average receive rate (a)	5.18%	4.31	5.07	4.77	5.22	4.93
Weighted average pay rate (a)	5.39%	5.38	5.40	5.19	5.23	5.30
Unrealized gain (loss)	$(14)	(10)	(19)	2	(51)	(92)

(a)	Weighted average receive and pay rates include the impact of currently effective interest rate swaps only and not the impact of forward-starting interest rate swaps. All the interest rate swaps have variable pay or receive rates based on LIBOR, and they are the pay or receive rates in effect at September 30, 2006.

     Activity related to risk management derivative financial instruments for the nine months ended September 30, 2006, is presented below.

	September 30, 2006
	Asset	Liability
(In millions)	Hedges	Hedges	Total

Balance, December 31, 2005	$50,360	90,948	141,308
Additions	68,136	163,201	231,337
Maturities and amortizations	(11,065)	(39,780)	(50,845)
Terminations	(46,464)	(7,449)	(53,913)
Redesignations and transfers to trading account assets	(14,424)	(24,976)	(39,400)

Balance, September 30, 2006	$46,543	181,944	228,487

NOTE 9: GUARANTEES

	September 30, 2006		December 31, 2005
		Maximum		Maximum
	Carrying	Risk of	Carrying	Risk of
(In millions)	Amount	Loss	Amount	Loss

Securities and other lending indemnifications	$—	54,608	—	62,597
Standby letters of credit	113	35,902	108	35,568
Liquidity agreements	11	26,495	8	27,193
Loans sold with recourse	63	8,446	47	9,322
Residual value guarantees on operating leases	—	1,129	—	1,109
Written put options	114	8,292	133	8,337
Contingent consideration	—	180	—	264

Total guarantees	$301	135,052	296	144,390